UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.   )

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ION Geophysical Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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ION GEOPHYSICAL CORPORATION

2105 CityWest Boulevard, Suite 400

Houston, Texas 77042-2839

(281) 933-3339

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2012

To ION’s Stockholders:

The 2012 Annual Meeting of Stockholders of ION Geophysical Corporation will be held in the office of the company located at 2105 CityWest Boulevard, Houston, Texas, on Wednesday, May 23, 2012, at 9:00 a.m., local time, for the following purposes:

1. Elect the three directors named in the attached proxy statement to our Board of Directors, each to serve for a three-year term;

2. Advisory (non-binding) vote to approve the compensation of our named executive officers;

3. Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for 2012; and

4. Consider any other business that may properly come before the annual meeting, or any postponement or adjournment of the meeting.

ION’s Board of Directors has set April 2, 2012, as the record date for the meeting. This means that owners of ION common stock at the close of business on that date are entitled to receive this notice of meeting and vote at the meeting and any adjournments or postponements of the meeting. For your reference, directions to the meeting location are included in the proxy statement.

Your vote is very important, and your prompt cooperation in voting your proxy is greatly appreciated. Whether or not you plan to attend the meeting, please sign, date and return your enclosed proxy card as soon as possible so that your shares can be voted at the meeting.

By Authorization of the Board of Directors,

David L. Roland
Senior Vice President, General Counsel
and Corporate Secretary

April 20, 2012

Houston, Texas

Important Notice Regarding the Availability of Proxy Materials

For the Annual Stockholders’ Meeting to be held on May 23, 2012

The proxy statement, proxy card and our 2011 annual report to stockholders are available at www.iongeo.com under “Investor Relations — Investor Materials —

Annual Report & Proxy Statement.”

The Annual Meeting of Stockholders of ION Geophysical Corporation will be held on May 23, 2012, at the offices of the company located at 2105 CityWest Boulevard, Houston, Texas, beginning at 9:00 a.m., local time.

The matters intended to be acted upon are:

1.	Elect the three directors named in the attached proxy statement to our Board of Directors, each to serve for a three-year term;

2.	Advisory (non-binding) vote to approve the compensation of our named executive officers;

3.	Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for 2012; and

4.	Consider any other business that may properly come before the annual meeting, or any postponement or adjournment of the meeting.

The Board of Directors recommends voting in favor of the nominees listed in the proxy statement, the approval of the compensation of our named executive officers and the ratification of the appointment of Ernst & Young LLP.

The following proxy materials are being made available at the website location specified above:

1.	The proxy statement for the 2012 Annual Meeting of Stockholders and the 2011 annual report to stockholders; and

2.	The form of proxy card being distributed to stockholders in connection with the 2012 Annual Meeting of Stockholders.

Directions to the annual meeting are also provided in the accompanying proxy statement under “About the Meeting — Where will the Annual Meeting be held?”.

ION GEOPHYSICAL CORPORATION

2105 CityWest Boulevard, Suite 400

Houston, Texas 77042-2839

(281) 933-3339

April 20, 2012

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

To Be Held May 23, 2012

Our Board of Directors is furnishing you this proxy statement to solicit proxies on its behalf to be voted at the 2012 Annual Meeting of Stockholders of ION Geophysical Corporation (“ION”). The meeting will be held at 2105 CityWest Boulevard, Houston, Texas, on May 23, 2012, at 9:00 a.m., local time. The proxies also may be voted at any adjournments or postponements of the meeting.

The mailing address of our principal executive offices is 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. We are mailing the proxy materials to our stockholders beginning on or about April 20, 2012.

All properly completed and returned proxies for the annual meeting will be voted at the meeting in accordance with the directions given in the proxy, unless the proxy is revoked before the meeting.

Only owners of record of our outstanding shares of common stock on April 2, 2012 are entitled to vote at the meeting, or at adjournments or postponements of the meeting. Each owner of common stock on the record date is entitled to one vote for each share of common stock held. On April 2, 2012, there were 156,628,166 shares of common stock issued and outstanding.

When used in this proxy statement, “ION Geophysical,” “ION,” “Company,” “we,” “our,” “ours” and “us” refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

ABOUT THE MEETING

What is a proxy?

A proxy is your legal designation of another person to vote the stock you own on your behalf. That other person is referred to as a “proxy.” Our Board of Directors has designated R. Brian Hanson and James M. Lapeyre, Jr. as proxies for the 2012 Annual Meeting of Stockholders. By completing and returning the enclosed proxy card, you are giving Mr. Hanson and Mr. Lapeyre the authority to vote your shares in the manner you indicate on your proxy card.

Who is soliciting my proxy?

Our Board of Directors is soliciting proxies on its behalf to be voted at the 2012 Annual Meeting. All costs of soliciting the proxies will be paid by ION. Copies of solicitation materials will be furnished to banks, brokers, nominees and other fiduciaries and custodians to forward to beneficial owners of ION’s common stock held by such persons. ION will reimburse such persons for their reasonable out-of-pocket expenses in forwarding solicitation materials. In addition to solicitations by mail, some of ION’s directors, officers and other employees, without extra compensation, might supplement this solicitation by telephone, personal interview or other communication. ION has also retained Georgeson Inc. to assist with the solicitation of proxies from banks, brokers, nominees and other holders, for a fixed fee of $9,500 plus reasonable out-of-pocket expenses, which fees and expenses will be paid by ION. We may also ask our proxy solicitor to solicit proxies on our behalf by telephone for a fixed fee of $6 per phone call and $3.50 per telephone vote, plus reasonable expenses.

What is a proxy statement?

A proxy statement is a document that the regulations of the Securities and Exchange Commission (“SEC”) require us to give you when we ask you to sign a proxy card designating individuals as proxies to vote on your behalf.

What is the difference between a “stockholder of record” and a stockholder who holds stock in “street name”?

If your shares are registered directly in your name, you are a stockholder of record. If your shares are registered in the name of your broker, bank or similar organization, then you are the beneficial owner of shares held in street name.

What different methods can I use to vote?

Most stockholders have a choice of voting over the Internet, by telephone, or by using a traditional proxy card. Please check your proxy card or the information forwarded by your bank, broker or other holder of record to see which options are available to you.

(a) In Writing:    All stockholders can vote by written proxy card.

(b) By Telephone and Internet:    Owners of shares held in street name may generally vote by telephone or the Internet, in which case their bank or broker will enclose the voting instruction form with the proxy statement. The telephone and Internet voting procedures, including the use of control numbers, are designed to authenticate stockholders’ identities, to allow stockholders to vote their shares, and to confirm that their instructions have been properly recorded.

(c) In Person:    All stockholders may vote in person at the meeting. If your shares are held in street name and you wish to vote in person, you will need to ask your broker or bank for a legal proxy. You will need to bring the legal proxy with you to the meeting.

Where will the Annual Meeting be held?

ION’s 2012 Annual Meeting of Stockholders will be held on the 4th Floor of 2105 CityWest Boulevard in Houston, Texas.

Directions:    The site for the meeting is located on CityWest Boulevard off of Beltway 8, near the intersection of Beltway 8 and Briar Forest Drive. Traveling south on the Beltway 8 feeder road after Briar Forest Drive, turn right on Del Monte Drive. Enter Garage Entrance 3 on your immediate left. Advise the guard that you are attending the ION Annual Meeting. You may be required to show your driver’s license or other photo identification. The guard will then direct you where to park in the visitors section of the parking garage. The guard can also direct you to 2105 CityWest Boulevard, which is directly south of the garage. Once in the building, check in with the security desk and then take the elevators to the 4th floor.

What is the effect of not voting?

It depends on how ownership of your shares is registered. If you are a stockholder of record, your unvoted shares will not be represented at the meeting and will not count toward the quorum requirement. Assuming a quorum is obtained, your unvoted shares will not be treated as a vote for or against a proposal. Depending on the circumstances, if you own your shares in street name, your broker or bank may represent your shares at the meeting for purposes of obtaining a quorum. As described in the answer to the question immediately following, in the absence of your voting instruction, your broker may or may not vote your shares.

If I don’t vote, will my broker vote for me?

If you own your shares in street name and you do not vote, your broker may vote your shares in its discretion on proposals determined to be “routine matters” under the rules of the New York Stock Exchange (“NYSE”). With respect to “non-routine matters,” however, your broker may not vote your shares for you. Where a broker cannot vote your shares on non-routine matters because he has not received any instructions from you regarding how to vote, the number of unvoted shares on those matters is reported as “broker non-votes.” These “broker non-vote” shares are counted toward the quorum requirement, but, generally speaking, they do not affect the determination of whether a matter is approved. See “— How are abstentions and broker non-votes counted?” below. The election of directors and the advisory vote on executive compensation are not considered to be routine matters under current NYSE rules, so your broker will not have discretionary authority to vote your shares held in street name on those matters. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm is considered to be a routine matter on which brokers will be permitted to vote your shares without instructions from you.

What is the record date and what does it mean?

The record date for the 2012 Annual Meeting of Stockholders is April 2, 2012. The record date is established by the Board of Directors as required by Delaware law (the state in which we are incorporated). Holders of common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How can I revoke a proxy?

A stockholder can revoke a proxy prior to the vote at the Annual Meeting by (a) giving written notice to the Corporate Secretary of ION, (b) delivering a later-dated proxy, or (c) voting in person at the meeting. If you hold shares through a bank or broker, you must contact that bank or broker in order to revoke any prior voting instructions.

What constitutes a quorum?

The presence, in person or by proxy, of the holders of a majority of the outstanding shares of common stock constitutes a quorum. We need a quorum of stockholders to hold a validly convened Annual Meeting. If you have signed and returned your proxy card, your shares will be counted toward the quorum. If a quorum is not present, the chairman may adjourn the meeting, without notice other than by announcement at the meeting, until the required quorum is present. As of the record date, 156,628,166 shares of common stock were outstanding. Thus, the presence of the holders of common stock representing at least 78,314,084 shares will be required to establish a quorum.

What are my voting choices when voting for director nominees, and what vote is needed to elect directors?

In voting on the election of three director nominees to serve until the 2015 Annual Meeting of Stockholders, stockholders may vote in one of the following ways:

(a) in favor of all nominees,

(b) withhold votes as to all nominees, or

(c) withhold votes as to a specific nominee.

Directors will be elected by a plurality of the votes of the shares of common stock present or represented by proxy at the meeting. This means that director nominees receiving the highest number of “for” votes will be elected as directors. Votes “for” and “withheld” are counted in determining whether a plurality has been cast in favor of a director. Under ION’s Corporate Governance Guidelines, any director nominee who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender to the Board of Directors his or her resignation following certification of the stockholder vote. For a more complete explanation of this requirement and process, please see “Item 1 — Election of Directors — Board of Directors and Corporate Governance — Implementation of Majority Voting Procedure for Directors” below.

You may not abstain from voting for purposes of the election of directors. Stockholders are not permitted to cumulate their votes in the election of directors.

The Board recommends a vote “FOR” all of the nominees.

What are my voting choices when casting an advisory vote to approve the compensation of our named executive officers?

In casting an advisory vote to approve the compensation of our named executive officers, stockholders may vote in one of the following ways:

(a) in favor of the executive compensation,

(b) against the executive compensation, or

(c) abstain from voting.

The advisory vote to approve the compensation of our named executive officers will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against it.

The Board recommends a vote “FOR” this proposal.

What are my voting choices when voting on the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm — or independent auditors — and what vote is needed to ratify their appointment?

In voting to ratify the appointment of Ernst & Young LLP as independent auditors for 2012, stockholders may vote in one of the following ways:

(a) in favor of ratification,

(b) against ratification, or

(c) abstain from voting on ratification.

The proposal to ratify the appointment of Ernst & Young LLP will require the affirmative vote of a majority of the votes cast on the proposal by holders of common stock in person or represented by proxy at the meeting.

The Board recommends a vote “FOR” this proposal.

Will any other business be transacted at the meeting? If so, how will my proxy be voted?

We do not know of any business to be transacted at the Annual Meeting other than those matters described in this proxy statement. We believe that the periods specified in ION’s Bylaws for submitting proposals to be considered at the meeting have passed and no proposals were submitted. However, should any other matters properly come before the meeting, and any adjournments or postponements of the meeting, shares with respect to which voting authority has been granted to the proxies will be voted by the proxies in accordance with their judgment.

What if a stockholder does not specify a choice for a matter when returning a proxy?

Stockholders should specify their choice for each matter on the enclosed form of proxy. If no instructions are given, proxies that are signed and returned will be voted “FOR” the election of all director nominees, “FOR” the non-binding advisory vote on executive compensation, and “FOR” the proposal to ratify the appointment of Ernst & Young LLP as independent auditors for 2012.

How are abstentions and broker non-votes counted?

Abstentions are counted for purposes of determining whether a quorum is present at the Annual Meeting. A properly executed proxy card marked “withhold” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

With respect to (i) the proposal regarding the advisory vote on executive compensation and (ii) the proposal to ratify the appointment of the independent auditors, an abstention from voting on any such proposal will be counted as present in determining whether a quorum is present but will not be counted in determining the total votes cast on such proposal. Thus, abstentions will have no effect on the outcome of the vote on these proposals. Broker non-votes will likewise have no effect on the outcome of the vote on these proposals.

What is the deadline for submitting proposals to be considered for inclusion in the 2013 proxy statement and for submitting a nomination for director of ION for consideration at the Annual Meeting of Stockholders in 2013?

Stockholder proposals requested to be included in ION’s 2013 proxy statement must be received by ION not later than December 20, 2012. A proper director nomination may be considered at ION’s 2013 Annual Meeting of Stockholders only if the proposal for nomination is received by ION not later than December 20, 2012. Proposals and nominations should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.

Will I have electronic access to the proxy materials and Annual Report?

The notice of Annual Meeting, proxy statement and 2011 Annual Report to Stockholders are also posted on ION’s Internet website in the Investor Relations section at www.iongeo.com.

How can I obtain a copy of ION’s Annual Report on Form 10-K?

A copy of our 2011 Annual Report on Form 10-K is enclosed with our proxy statement and 2011 Annual Report to Stockholders. You may obtain an additional copy of our 2011 Form 10-K at no charge by sending a written request to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Our Form 10-K is also available (i) through the Investor Relations section of our website at www.iongeo.com and (ii) with exhibits on the SEC’s website at http://www.sec.gov.

Please note that the contents of these and any other websites referenced in this proxy statement are not incorporated into this filing. Further, our references to the URLs for these and other websites listed in this proxy statement are intended to be inactive textual references only.

ITEM 1 — ELECTION OF DIRECTORS

Our Board of Directors consists of nine members. The Board is divided into three classes. Members of each class are elected for three-year terms and until their respective successors are duly elected and qualified, unless the director dies, resigns, retires, is disqualified or is removed. Our stockholders elect the directors in a designated class annually. Directors in Class I, which is the class of directors to be elected at this meeting, will serve on the Board until our Annual Meeting in 2015.

The current Class I directors are R. Brian Hanson, Hao Huimin and James M. Lapeyre, Jr., and their terms will expire at the 2012 Annual Meeting. At its meeting on February 13, 2012, the Board approved the recommendation of the Governance Committee that Messrs. Hanson, Hao and Lapeyre be nominated to stand for reelection at the Annual Meeting to hold office until our 2015 Annual Meeting and until their successors are elected and qualified.

We have no reason to believe that any of the nominees will be unable or unwilling to serve if elected. However, if any nominee should become unable or unwilling to serve for any reason, proxies may be voted for another person nominated as a substitute by the Board of Directors, or the Board of Directors may reduce the number of Directors.

The Board of Directors recommends a vote “FOR” the election of R. Brian Hanson, Hao Huimin and James M. Lapeyre, Jr.

The biographies of each of the nominees and continuing directors below contains information regarding the person’s service as a director, business experience, education, director positions, and the experiences, qualifications, attributes or skills that caused the Governance Committee and the Board to determine that the person should serve as a director for the Company:

Class I Director Nominees For Re-Election for Term Expiring In 2015

R. BRIAN HANSON	Director since January 2012

Mr. Hanson, age 47, has been our President and Chief Executive Officer since January 1, 2012. He joined ION in May 2006 as our Executive Vice President and Chief Financial Officer and was appointed our President and Chief Operating Officer in August 2011. Prior to joining ION, Mr. Hanson served as the Executive Vice President and Chief Financial Officer of Alliance Imaging, Inc., a NYSE-listed provider of diagnostic imaging services to hospitals and other healthcare providers, from July 2004 until November 2005. From 1998 to 2003, Mr. Hanson held a variety of positions at Fisher Scientific International, Inc., a NYSE-listed manufacturer and supplier of scientific and healthcare products and services, including Vice President Finance of the Healthcare group from 1998 to 2002 and Chief Operating Officer from 2002 to 2003. From 1986 until 1998, Mr. Hanson served in various positions with Culligan Water Conditioning, an international manufacturer of water treatment products and producer and retailer of bottled water products, most recently as Vice President of Finance and Chief Financial Officer. Mr. Hanson received a Bachelor’s degree in engineering from the University of New Brunswick and a Master of Business Administration degree from Concordia University in Montreal.

Mr. Hanson’s day-to-day leadership and involvement with our company provides him with personal knowledge regarding our operations. In addition, Mr. Hanson’s financial experience and skills and technical background enable the Board to better understand and be informed with regard to our company’s operations and prospects and financial condition.

HAO HUIMIN	Director since January 2011

Mr. Hao, age 48, has been employed by China National Petroleum Corporation (“CNPC”), China’s largest oil company, and its affiliates in various positions of increasing responsibility since 1984. Since 2006, Mr. Hao has been Chief Geophysicist of BGP Inc., China National Petroleum Corporation (“BGP”). BGP is a subsidiary of CNPC and is the world’s largest land seismic contractor. From 2004 to 2006, Mr. Hao was Vice President of BGP, and from 2002 to 2004, he managed the marine department at BGP. Between 1984 and 2002, Mr. Hao served in various management positions at Dagang Geophysical Company, a seismic contractor company owned by CNPC. Mr. Hao is a member of the Finance Committee of our Board of Directors. He holds a Bachelor of Science degree in geophysical exploration from China Petroleum University and Masters of Business Administration degrees from the University of Houston and Nankai University in China.

Mr. Hao has over 20 years of experience in geophysical technology research and development, particularly in seismic data processing and seismic data acquisition system research and development management. Mr. Hao’s position with BGP and his extensive knowledge of the global seismic industry enables our Board to receive current input and advice reflecting the perspectives of our seismic contractor customers. In addition, our land equipment joint venture with BGP and the ever-increasing importance of China in the global economy and the worldwide oil and gas industry has elevated our commercial involvement with China and Chinese companies. Mr. Hao’s insights with regard to issues relating to China provide our Board with an invaluable resource.

Mr. Hao was appointed to our Board of Directors under the terms of an agreement with BGP in connection with BGP’s purchase of 23,789,536 shares of our common stock in March 2010. Under the agreement, BGP is entitled to designate one individual to serve as a member of our Board unless BGP’s ownership of our common stock falls below 10%. In January 2011, Mr. Hao replaced Guo Yueliang, BGP’s initial appointee to our Board, and Mr. Hao has served the remainder of Mr. Guo’s term on our Board, which term is scheduled to expire in 2012.

JAMES M. LAPEYRE, JR.	Director since 1998

Mr. Lapeyre, age 59, served as Chairman of our Board of Directors from 1999 until January 1, 2012, when Robert P. Peebler assumed the role of Executive Chairman and Mr. Lapeyre became Lead Independent Director. Mr. Lapeyre has been President of Laitram L.L.C., a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts, and its predecessors since 1989. Mr. Lapeyre joined our Board of Directors when we bought the DigiCOURSE marine positioning products business from Laitram in 1998. Mr. Lapeyre is Chairman of the Governance Committee and a member of the Audit and Compensation Committees of our Board of Directors. He holds a Bachelor of Art degree in history from the University of Texas and Master of Business Administration and Juris Doctorate degrees from Tulane University.

Mr. Lapeyre’s status as a significant stockholder of our company enables our Board to have direct access to the perspective of our stockholders and ensures that the Board will take into consideration the interests of our stockholders in all Board decisions. In addition, Mr. Lapeyre has extensive knowledge regarding the marine products and technology that we acquired from Laitram in 1998.

Class II Incumbent Directors — Term Expiring In 2013

DAVID H. BARR	Director since 2010

Mr. Barr, age 62, is the President and Chief Executive Officer of Logan International Inc., a Toronto Stock Exchange (TSX)-listed oilfield service company focused on downhole tools and completion service. Mr. Barr also serves as a director of Logan International and, until he was appointed President and CEO, served as the Chairman of the Board and a member of the Audit and Compensation Committees of Logan International. Prior to joining Logan International as President and CEO in May 2011, Mr. Barr served with Baker Hughes Incorporated, an oilfield services and equipment provider, for 36 years in various manufacturing, marketing, engineering and product management functions. At the time of his retirement from Baker Hughes in 2009, Mr. Barr was Group President — Eastern Hemisphere, responsible for all Baker Hughes products and services for Europe, Russia/Caspian, Middle East, Africa and Asia Pacific. From 2007 to 2009, he served as Group President — Completion & Production, and from 2005 to 2007, as Group President — Drilling and Evaluation. Mr. Barr served as President of Baker Atlas, a division of Baker Hughes Inc., from 2000 to 2005, and served as Vice President, Supply Chain Management for the Cameron division of Cameron International Corporation from 1999 to 2000. Prior to 1999, he held positions of increasing responsibility within Baker Hughes Inc. and its affiliates, including Vice President — Business Process Development and various leadership positions with Hughes Tool Company and Hughes Christensen. Mr. Barr initially joined Hughes Tool Company in 1972 after graduating from Texas Tech University with a Bachelor of Science degree in mechanical engineering. Mr. Barr also currently serves on the Board of Directors and Safety and Social Responsibility Committee of ENERPLUS (a NYSE- and TSX-listed independent North American oil and gas energy company) and on the Board of Directors and Compensation Committee of Probe Holdings, Inc. (a designer and manufacturer of oilfield technology and tools). Mr. Barr is a member of the Compensation and Governance Committees of our Board of Directors.

Mr. Barr’s 37 years of experience in the oilfield equipment and services industry provides a uniquely valuable industry perspective for our Board. While at Baker Hughes, Mr. Barr obtained experience within a wide range of company functions, from engineering to group President. His breadth of experience enables him to better understand and inform the Board regarding a range of issues and decisions involved in the operation of our business, including development of business strategy.

FRANKLIN MYERS	Director since 2001

Mr. Myers, age 59, is an Operating Advisor with Paine & Partners, LLC, a private equity firm focused on leveraged buyout transactions. Prior to joining Paine & Partners in October 2009, Mr. Myers was employed by Cameron International Corporation, an international manufacturer of oil and gas flow control equipment, as Senior Vice President, General Counsel and Corporate Secretary (from 1995 to 1999), President of the Cooper Energy Services Division (from 1998 until 2001), Senior Vice President (from 2001 to 2003), Senior Vice President and Chief Financial Officer (from 2003 to 2008) and Senior Advisor (from 2008 to 2009). Prior to joining Cameron, he was Senior Vice President and General Counsel of Baker Hughes Incorporated, an oilfield services and equipment provider, and an attorney and partner with the law firm of Fulbright & Jaworski L.L.P. in Houston, Texas. Mr. Myers also currently serves on the Boards of Directors of Comfort Systems, Inc., a NYSE-listed provider of heating, ventilation and air conditioning services, and HollyFrontier Corporation, a NYSE-listed independent oil refining and marketing company. Mr. Myers is Chairman of the Compensation Committee, co-Chairman of the Finance Committee and a member of the Governance Committee of our Board of Directors. He holds a Bachelor of Science degree in industrial engineering from Mississippi State University and a Juris Doctorate degree with Honors from the University of Mississippi.

Mr. Myers’ extensive experience as both a financial and legal executive makes him uniquely qualified as a valuable member of our Board and the Chairman of our Compensation Committee. While at Cameron, Baker Hughes and Fulbright & Jaworski, Mr. Myers was responsible for numerous successful finance and acquisition transactions, and his expertise gained through those experiences have proven to be a significant resource for our Board. In addition, Mr. Myers’ service on Boards of Directors of other NYSE-listed companies enables Mr. Myers to observe and advise on favorable governance practices pursued by other public companies.

S. JAMES NELSON, JR.	Director since 2004

Mr. Nelson, age 70, joined our Board of Directors in 2004. In 2004, Mr. Nelson retired from Cal Dive International, Inc. (now named Helix Energy Solutions Group, Inc.), a marine contractor and operator of offshore oil and gas properties and production facilities, where he was a founding shareholder, Chief Financial Officer (prior to 2000), Vice Chairman (from 2000 to 2004) and a Director (from 1990 to 2004). From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., a NYSE-traded company with $1 billion in annual revenues and the former parent company of Cal Dive. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen & Co. where, from 1976 to 1980, he was a partner serving on the firm’s worldwide oil and gas industry team. Mr. Nelson also currently serves on the Boards of Directors and Audit Committees of Oil States International, Inc. (a NYSE-listed diversified oilfield services company), W&T Offshore, Inc. (a NYSE-listed oil and natural gas exploration and production company) and the general partner of Genesis Energy LP (a NYSE-listed operator of oil and natural gas pipelines and provider of services to refineries and industrial gas users). From 2005 until the company’s sale in 2008, he served as a member of the Board of Directors and Audit and Compensation Committees of Quintana Maritime, Ltd., a provider of dry bulk cargo shipping services based in Athens, Greece. Mr. Nelson, who is also a Certified Public Accountant, is Chairman of the Audit Committee and co-Chairman of the Finance Committee of our Board of Directors. He holds a Bachelor of Science degree in accounting from Holy Cross College and a Master of Business Administration degree from Harvard University.

Mr. Nelson is an experienced financial leader with the skills necessary to lead our Audit Committee. His service as Chief Financial Officer of Cal Dive International, Inc., Diversified Energies, Inc. and Apache Corporation, as well as his years with Arthur Andersen & Co., make him a valuable asset to ION, both on our Board of Directors and as the Chairman of our Audit Committee, particularly with regard to financial and accounting matters. In addition, Mr. Nelson’s service on audit committees of other companies enables Mr. Nelson to remain current on audit committee best practices and current financial reporting developments within the energy industry.

Class III Incumbent Directors — Term Expiring In 2014

MICHAEL C. JENNINGS	Director since 2010

Mr. Jennings, age 46, is the President, Chief Executive Officer and a member of the Board of Directors of HollyFrontier Corporation, a NYSE-listed independent oil refining and marketing company. Prior to joining HollyFrontier, Mr. Jennings was the President, Chief Executive Officer and Chairman of the Board of Frontier Oil Corporation, an independent oil refining and marketing company. Mr. Jennings joined HollyFrontier in July 2011 when Frontier Oil merged with Holly Corporation to form HollyFrontier. Prior to his appointment to President and Chief Executive Officer of Frontier in January 2009, Mr. Jennings served as Frontier’s Executive Vice President and Chief Financial Officer. From 2000 until joining Frontier in 2005, Mr. Jennings was employed by Cameron International Corporation as Vice President and Treasurer. From 1998 until 2000, he was Vice President Finance & Corporate Development of Unimin Corporation, a producer of industrial minerals. From 1995 to 1998, Mr. Jennings was employed by Cameron International Corporation as Director, Acquisitions and Corporate Finance. Mr. Jennings is a member of the Audit and Finance Committees of our Board of Directors. He holds a Bachelor of Arts degree in economics and government from Dartmouth College and a Master of Business Administration degree in finance and accounting from the University of Chicago.

Mr. Jennings’ experience in the global oil refining, marketing and oilfield services businesses enables him to advise the Board on customer and industry issues and perspectives. Given his extensive experience in executive, financial, treasury and corporate development matters, Mr. Jennings is able to provide the Board with expertise in corporate leadership, financial management, corporate planning and strategic development, thereby supporting the Board’s efforts in overseeing and advising on strategic and financial matters.

ROBERT P. PEEBLER	Director since 1999

Mr. Peebler, age 64, has been our Executive Chairman since January 1, 2012. Mr. Peebler served as our Chief Executive Officer from March 2003 to December 31, 2011. From 2003 until December 2008 and more recently from January 2010 to December 2011, Mr. Peebler also served as our President. Prior to joining ION on a full-time basis, Mr. Peebler was the founder, President and Chief Executive Officer of Energy Virtual Partners, an asset development and management company for oil and gas properties. Prior to founding Energy Virtual Partners in April 2001, Mr. Peebler was Vice President of e-Business Strategy and Ventures of the Halliburton Company, a provider of products and services to the petroleum and energy industries. Mr. Peebler joined Halliburton in 1996 when Halliburton acquired Landmark Graphics Corporation, a provider of workstation-based software for oil and gas exploration and production, where he had served as CEO since 1992. Mr. Peebler began his career with Schlumberger, a global oilfield and information services company, in wireline operations and spent 17 years with Schlumberger in various positions, including as head of U.S. wireline operations and executive in charge of strategic marketing for the corporate energy services group. Mr. Peebler is a member of the Finance Committee of our Board of Directors. He holds a Bachelor of Science degree in electrical engineering from the University of Kansas.

Mr. Peebler’s extensive involvement with our company provides him with personal detailed knowledge regarding our business. In addition, Mr. Peebler has worked more than 30 years in and around seismic and other oilfield service companies and his broad experience enables the Board to not only be informed with regard to our company’s operations and prospects, but also to better understand the direction of the industry.

JOHN N. SEITZ	Director since 2003

Mr. Seitz, age 60, is a founder and Vice Chairman of the Board of Endeavour International Corporation, an exploration and development company with activities in the North Sea and selected North American basins. From 2003 until 2006, Mr. Seitz served as co-CEO of Endeavour. From 1977 to 2003, Mr. Seitz held positions of increasing responsibility at Anadarko Petroleum Company, serving most recently as a Director and as President and Chief Executive Officer. Mr. Seitz is a Trustee of the American Geological Institute Foundation and serves on the Board of Managers of Constellation Energy Partners LLC, a company focused on the acquisition, development and exploitation of oil and natural gas properties and related midstream assets. He also currently serves on the Board of Directors of Gulf United Energy, Inc., an OTC-listed independent energy company with interests in oil and natural gas properties in Peru and Colombia. Mr. Seitz is a member of the Compensation and Governance Committees of our Board of Directors. Mr. Seitz holds a Bachelor of Science degree in geology from the University of Pittsburgh, a Master of Science degree in geology from Rensselaer Polytechnic Institute and is a Certified Professional Geoscientist in Texas. He also completed the Advanced Management Program at the Wharton School of Business.

Mr. Seitz’ extensive experience as a leader of global exploration and production companies such as Endeavour and Anadarko has proven to be an important resource for our Board when considering industry and customer issues. In addition, Mr. Seitz’ geology background and expertise assists the Board in better understanding industry trends and issues.

Board of Directors and Corporate Governance

Governance Initiatives.    ION is committed to excellence in corporate governance and maintains clear practices and policies that promote good corporate governance. We review our governance practices and update them, as appropriate, based upon Delaware law, rules and listing standards of the NYSE, SEC regulations, and practices recommended by our outside advisors.

Examples of our corporate governance initiatives include the following:

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Seven of our nine Board members are independent of ION and its management. Robert P. Peebler, our Executive Chairman of the Board, is not independent because he is an employee of ION and, until December 31, 2011, served as our Chief Executive Officer. R. Brian Hanson is not independent because he is our current Chief Executive Officer and an employee of ION.

•	All members of the principal standing committees of our Board — the Audit Committee, the Governance Committee and the Compensation Committee — are independent.

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The independent members of our Board and each of the principal committees of our Board meet regularly without the presence of management. The members of the Audit Committee meet regularly with representatives of our independent registered public accounting firm without the presence of management. The members of the Audit Committee also meet regularly with our manager of internal audit without the presence of other members of management.

•	Our Audit Committee has at least one member who qualifies as a “financial expert” in accordance with Section 407 of the Sarbanes-Oxley Act of 2002.

•	The Board has adopted written Corporate Governance Guidelines to assist its members in fulfilling their responsibilities.

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Under our Corporate Governance Guidelines, Board members are required to offer their resignation from the Board if they retire or materially change the position they held when they began serving as a director on the Board.

•	We comply with and operate in a manner consistent with regulations prohibiting loans to our directors and executive officers.

•	Members of our Disclosure Committee, consisting of management employees and senior finance and accounting employees, review all quarterly and annual reports before filing with the SEC.

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We have a dedicated hotline and website available to all employees to report ethics and compliance concerns, anonymously if preferred, including concerns related to accounting, accounting controls, financial reporting and auditing matters. The hotline and website are administered and monitored by an independent hotline monitoring company. The Board has adopted a policy and procedures for the receipt, retention and treatment of complaints and employee concerns received through the hotline or website. The policy is available on our website at http://ir.iongeo.com/phoenix.zhtml?c=101545&p=irol-govhighlights.

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On an annual basis, each director and each executive officer is obligated to complete a questionnaire that requires disclosure of any transactions with ION in which the director or executive officer, or any member of his or her immediate family, has a direct or indirect material interest.

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We have included as Exhibits 31.1 and 31.2 to our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the SEC, certificates of our Chief Executive Officer and Chief Financial Officer, respectively, certifying as to the quality of our public disclosure. In addition, in 2011, we submitted to the NYSE a certificate of our Chief Executive Officer certifying that he is not aware of any violation by ION of the NYSE corporate governance listing standards.

•	Our internal audit controls function maintains critical oversight over the key areas of our business and financial processes and controls, and provides reports directly to the Audit Committee.

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In February 2011, we adopted a compensation recoupment (clawback) policy that applies to our executive officers. The policy is available on our website at http://ir.iongeo.com/phoenix.zhtml?c=101545&p=irol-govhighlights.

•	We have stock ownership guidelines for our non-employee directors and senior management.

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Our employment contracts with our current Chief Executive Officer and Chief Financial Officer do not contain a “single-trigger” change of control severance provision or entitle our CEO or CFO to tax gross-up benefits.

Implementation of Majority Voting Procedure for Directors.    In October 2011, our Board of Directors approved a change to our Corporate Governance Guidelines to implement a mandatory majority voting, director resignation procedure. Commencing with our 2012 Annual Meeting, any director nominee in an uncontested election who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to promptly tender to the Board of Directors his or her resignation following certification of the stockholder vote. Upon receipt of the resignation, the Governance Committee will consider the resignation offer and recommend to the Board whether to accept it. The Board will act on the Governance Committee’s recommendation within 120 days following certification of the stockholder vote. The Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a Director’s resignation. Thereafter, the Board will promptly disclose its decision whether to accept the Director’s resignation offer (and the reasons for rejecting the resignation offer, if applicable) in a Current Report on Form 8-K furnished to the SEC.

Code of Ethics.    We have adopted a Code of Ethics that applies to all members of our Board of Directors and all of our employees, including our principal executive officer, principal financial officer, principal accounting officer and all other senior members of our finance and accounting departments. We require all employees to adhere to our Code of Ethics in addressing legal and ethical issues encountered in conducting their work. The Code of Ethics requires that our employees avoid conflicts of interest, comply with all laws and other legal requirements, conduct business in an honest and ethical manner, promote full and accurate financial reporting, and otherwise act with integrity and in ION’s best interest. Every year our management employees and senior finance and accounting employees affirm their compliance with our Code of Ethics and other principal compliance policies. New employees sign a written certification of compliance with these policies upon commencing employment.

We have made our Code of Ethics, corporate governance guidelines, charters for the principal standing committees of our Board and other information that may be of interest to investors available on the Investor Relations section of our website at http://ir.iongeo.com/phoenix.zhtml?c=101545&p=irol-govhighlights. Copies of this information may also be obtained by writing to us at ION Geophysical Corporation, Attention: Senior

Vice President, General Counsel and Corporate Secretary, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Amendments to, or waivers from, our Code of Ethics will also be available on our website and reported as may be required under SEC rules; however, any technical, administrative or other non-substantive amendments to our Code of Ethics may not be posted.

Please note that the preceding Internet address and all other Internet addresses referenced in this proxy statement are for information purposes only and are not intended to be a hyperlink. Accordingly, no information found or provided at such Internet addresses or at our website in general is intended or deemed to be incorporated by reference herein.

Lead Independent Director.    James M. Lapeyre, Jr. serves in the position of Lead Independent Director on our Board of Directors. Under NYSE corporate governance listing standards, Mr. Lapeyre has been designated as the presiding non-management director to lead non-management directors meetings of the Board. Our non-management directors meet at regularly scheduled executive sessions without management, over which Mr. Lapeyre presides. The powers and authority of the Lead Independent Director also includes the following:

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In conjunction with the Executive Chairman of the Board, advise and consult with the Chief Executive Officer, senior management and the Chairperson of each Committee of the Board, as to the appropriate information, agendas and schedules of Board and Committee meetings;

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Advise and consult with the Chief Executive Officer and senior management as to the quality, quantity and timeliness of the information submitted by the Company’s management to the independent directors;

•	In conjunction with the Executive Chairman of the Board, recommend to the Chief Executive Officer and the Board the retention of advisers and consultants to report directly to the Board;

•	In conjunction with the Executive Chairman of the Board, call meetings of the Board or executive sessions of the independent directors;

•	Develop the agendas for and preside over executive sessions of the Board’s independent directors;

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Serve as principal liaison between the independent directors, and the Chief Executive Officer and senior management, on sensitive issues, including the review and evaluation of the Chief Executive Officer; and

•	Coordinate with the independent directors in respect of each of the foregoing.

Communications to Board and Lead Independent Director.    Stockholders and other interested parties may communicate with the Board and our Lead Independent Director or non-management independent directors as a group by writing to “Chairman of the Board” or “Lead Independent Director,” c/o Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. Inquiries sent by mail will be reviewed by our Corporate Secretary and, if they pertain to the functions of the Board or Board committees or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient’s attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of our Audit Committee and handled in accordance with procedures established by the Audit Committee.

Our Corporate Secretary’s review of these communications will be performed with a view that the integrity of this process be preserved. For example, items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, service or product complaints, requests for donations, business solicitations or advertisements, will not be forwarded to the directors. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded. Except for these types of items, the Corporate Secretary will promptly forward written communications to the intended recipient. Within the above guidelines, the independent directors have granted the Corporate Secretary discretion to decide what correspondence should be shared with ION management and independent directors.

2011 Meetings of the Board and Stockholders.    During 2011, the Board of Directors held eight meetings and the four standing committees of the Board of Directors held a total of 17 meetings. Overall, the rate of attendance by our directors at such meetings exceeded 96%. No director attended less than 89% of these meetings. We do not require our Board members to attend our Annual Meeting of Stockholders; however, six of our directors were present at our Annual Meeting held in May 2011.

Independence.    In determining independence, each year the Board determines whether directors have any “material relationship” with ION. When assessing the “materiality” of a director’s relationship with ION, the Board considers all relevant facts and circumstances, not merely from the director’s standpoint, but from that of the persons or organizations with which the director has an affiliation, and the frequency or regularity of the services, whether the services are being carried out at arm’s length in the ordinary course of business and whether the services are being provided substantially on the same terms to ION as those prevailing at the time from unrelated parties for comparable transactions. Material relationships can include commercial, banking, industrial, consulting, legal, accounting, charitable and familial relationships. Factors that the Board may consider when determining independence for purposes of this determination include (1) not being a current employee of ION or having been employed by ION within the last three years; (2) not having an immediate family member who is, or who has been within the last three years, an executive officer of ION; (3) not personally receiving or having an immediate family member who has received, during any 12-month period within the last three years, more than $120,000 per year in direct compensation from ION other than director and committee fees; (4) not being employed or having an immediate family member employed within the last three years as an executive officer of another company of which any current executive officer of ION serves or has served, at the same time, on that company’s compensation committee; (5) not being an employee of or a current partner of, or having an immediate family member who is a current partner of, a firm that is ION’s internal or external auditor; (6) not having an immediate family member who is a current employee of such an audit firm who personally works on ION’s audit; (7) not being or having an immediate family member who was within the last three years a partner or employee of such an audit firm and who personally worked on ION’s audit within that time; (8) not being a current employee, or having an immediate family member who is a current executive officer, of a company that has made payments to, or received payments from, ION for property or services in an amount that, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of the other company’s consolidated gross revenues; or (9) not being an executive officer of a charitable organization to which, within the preceding three years, ION has made charitable contributions in any single fiscal year that has exceeded the greater of $1 million or 2% of such organization’s consolidated gross revenues.

Our Board has affirmatively determined that, with the exception of R. Brian Hanson, who is our Chief Executive Officer and an employee of ION, and Robert P. Peebler, who is our Executive Chairman and an employee of ION, no director has a material relationship with ION within the meaning of the NYSE’s listing standards, and that each of our directors is independent from management and from our independent registered public accounting firm, as required by NYSE listing standard rules regarding director independence.

Our Lead Independent Director, Mr. Lapeyre, is an executive officer and significant shareholder of Laitram, L.L.C., a company with which ION has ongoing contractual relationships, and Mr. Lapeyre and Laitram together owned approximately 6.4% of our outstanding common stock as of March 1, 2012. Our Board has determined that these contractual relationships have not interfered with Mr. Lapeyre’s demonstrated independence from our management, and that the services performed by Laitram for ION are being provided at arm’s length in the ordinary course of business and substantially on the same terms to ION as those prevailing at the time from unrelated parties for comparable transactions. In addition, the services provided by Laitram to ION resulted in payments by ION to Laitram in an amount less than 2% of Laitram’s 2011 consolidated gross revenues. As a result of these factors, our Board has determined that Mr. Lapeyre, along with each of our other non-management directors, is independent within the meaning of the NYSE’s director independence standards. For an explanation of the contractual relationship between Laitram and ION, please see “— Certain Transactions and Relationships” below.

Our director, Mr. Hao, is employed as Chief Geophysicist of BGP. For an explanation of the relationships between BGP and ION, please see “— Certain Transactions and Relationships” below.

Risk Oversight.    Our Board oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance stockholder value. A fundamental part of risk management is not only understanding the risks a company faces and what steps management is taking to manage those risks, but also understanding what level of risk is appropriate for the company. The involvement of the full Board in setting ION’s business strategy is a key part of its assessment of the company’s appetite for risk and also a determination of what constitutes an appropriate level of risk for the company. The Board also regularly reviews information regarding the company’s credit, liquidity and operations, as well as the risks associated with each. While the Board has the ultimate oversight responsibility for the risk management process, various committees of the Board also have responsibility for risk management. In particular, the Audit Committee focuses on financial risk, including internal controls, and receives an annual risk assessment report from ION’s internal auditors. In addition, in setting compensation, the Compensation Committee strives to create incentives that encourage a level of risk-taking behavior consistent with ION’s business strategies. While each committee is responsible for evaluating certain risks and overseeing the management of such risks, the entire Board is regularly informed through committee reports about such risks.

Board Leadership.    Our current Board leadership structure consists of an Executive Chairman (who is not our current CEO), a Lead Independent Director, and strong independent committee chairs. The Board believes this structure provides independent Board leadership and engagement and strong independent oversight of management while providing the benefit of having our former CEO, in conjunction with our Lead Independent Director, chair regular Board meetings as we discuss key business and strategic issues. Mr. Peebler, an employee of the Company, began serving as Executive Chairman of the Board on January 1, 2012. Mr. Lapeyre, a non-employee independent director, served as our Chairman of the Board from 1999 until Mr. Peebler’s appointment as Executive Chairman, and now serves as our Lead Independent Director. Mr. Hanson has served as our CEO since January 1, 2012. We separate the roles of CEO and Executive Chairman of the Board in recognition of the differences between the two roles. The CEO is responsible for setting the strategic direction for the company and the day-to-day leadership and performance of the company, while the Executive Chairman provides guidance to the CEO and sets the agenda for Board meetings and presides over the meetings of the full Board. Separating these positions allows our CEO to focus on our day-to-day business, while allowing the Executive Chairman to lead the Board in its fundamental role of providing advice to, and independent oversight of, management. The Board recognizes the time, effort and energy that the CEO is required to devote to his position, as well as the commitment required to serve as our Chairman. The Board believes that having separate positions is the appropriate leadership structure for our company at this time and demonstrates our commitment to good corporate governance.

Political Contributions and Lobbying.    Our Code of Ethics prohibits company contributions to political candidates or parties. In addition, we do not advertise in or purchase political publications, allow company assets to be used by political parties or candidates, use corporate funds to purchase seats at political fund raising events, or allow company trademarks to be used in political or campaign literature. ION is a member of certain trade associations that may use a portion of their membership dues for lobbying and/or political expenditures.

Committees of the Board

The Board of Directors has established four standing committees to facilitate and assist the Board in the execution of its responsibilities. The four standing committees are the Audit Committee, the Compensation Committee, the Governance Committee and the Finance Committee. Each standing committee operates under a written charter, which sets forth the functions and responsibilities of the committee. A copy of the charter for each of the Audit Committee, the Compensation Committee and the Governance Committee can be viewed on our website at http://ir.iongeo.com/phoenix.zhtml?c=101545&p=irol-govhighlights. A copy of each charter can also be obtained by writing to us at ION Geophysical Corporation, Attention: Corporate Secretary, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839. The Audit Committee, Compensation Committee and Governance Committee are composed entirely of non-employee directors. The Finance Committee consists of five directors, four of whom are non-employee directors. In addition, the Board establishes temporary special committees from time to time on an as-needed basis. During 2011, the Audit Committee met five times, the Compensation Committee met six times, the Governance Committee met four times, and the Finance Committee met two times.

The current members of the four standing committees of the Board of Directors are identified below.

Director	Compensation Committee	Audit Committee	Governance Committee	Finance Committee
James M. Lapeyre, Jr.	*	*	Chair
David H. Barr	*		*
R. Brian Hanson
Hao Huimin				*
Michael C. Jennings		*		*
Franklin Myers	Chair		*	Co-Chair
S. James Nelson, Jr.		Chair		Co-Chair
Robert P. Peebler				*
John N. Seitz	*		*

*	Member

Audit Committee

The Audit Committee is a separately-designated standing audit committee as defined in Section 3(a)(58)(A) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Audit Committee oversees matters relating to financial reporting, internal controls, risk management and compliance. These responsibilities include appointing, overseeing, evaluating and approving the fees of our independent auditors, reviewing financial information that is provided to our stockholders and others, reviewing with management our system of internal controls and financial reporting process, and monitoring our compliance program and system.

The Board of Directors has determined that each member of the Audit Committee is financially literate and satisfies the definition of “independent” as established in the NYSE corporate governance listing standards and Rule 10A-3 under the Exchange Act. In addition, the Board of Directors has determined that Mr. Nelson, the Chairman of the Audit Committee, is qualified as an audit committee financial expert within the meaning of SEC regulations, and that he has accounting and related financial management expertise within the meaning of the listing standards of the NYSE and Rule 10A-3.

Compensation Committee

General.    The Compensation Committee has responsibility for the compensation of our executive officers, including our Chief Executive Officer, and the administration of our executive compensation and benefit plans. The Compensation Committee also has authority to retain or replace outside counsel, compensation and benefits consultants or other experts to provide it with independent advice, including the authority to approve the fees payable and any other terms of retention. All actions regarding executive officer compensation require Compensation Committee approval. The Compensation Committee completes a comprehensive review of all elements of compensation at least annually. If it is determined that any changes to any executive officer’s total compensation are necessary or appropriate, the Compensation Committee obtains such input from management as it determines to be necessary or appropriate. All compensation decisions with respect to executives other than our Chief Executive Officer are determined in discussion with, and frequently based in part upon the recommendation of, our Chief Executive Officer. The Compensation Committee makes all determinations with respect to the compensation of our Chief Executive Officer, including, but not limited to, establishing performance objectives and criteria related to the payment of his compensation, and determining the extent to which such objectives have been established, obtaining such input from the committee’s independent compensation advisors as it deems necessary or appropriate.

As part of its responsibility to administer our executive compensation plans and programs, the Compensation Committee, usually near the beginning of the calendar year, establishes the parameters of the annual incentive plan awards, including the performance goals relative to our performance that will be applicable to such awards and the similar awards for our other senior executives. It also reviews our performance against the objectives established for awards payable in respect of the prior calendar year, and confirms the extent, if any, to which such objectives have been obtained, and the amounts payable to each of our executive officers in respect of such achievement.

The Compensation Committee also determines the appropriate level and type of awards, if any, to be granted to each of our executive officers pursuant to our equity compensation plans, and approves the total annual grants to other key employees, to be granted in accordance with a delegation of authority to our corporate human resources officer.

The Compensation Committee reviews, and has the authority to recommend to the Board for adoption, any new executive compensation or benefit plans that are determined to be appropriate for adoption by ION, including those that are not otherwise subject to the approval of our stockholders. It reviews any contracts or other transactions with current or former elected officers of the corporation. In connection with the review of any such proposed plan or contract, the Compensation Committee may seek from its independent advisors such advice, counsel and information as it determines to be appropriate in the conduct of such review. The Compensation Committee will direct such outside advisors as to the information it requires in connection with any such review, including data regarding competitive practices among the companies with which ION generally compares itself for compensation purposes.

Compensation Committee Interlocks and Insider Participation.    The Board of Directors has determined that each member of the Compensation Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards. No member of the committee is, or was during 2011, an officer or employee of ION. Mr. Lapeyre is President and Chief Executive Officer and a significant equity owner of Laitram, L.L.C, which has had a business relationship with ION since 1999. During 2011, we paid Laitram and its affiliates a total of approximately $6.27 million, which consisted of approximately $5.44 million for manufacturing services, $711,000 for rent and other pass-through third party facilities charges, and $116,000 for reimbursement of costs related to providing administrative and other back-office support services in connection with our Louisiana marine operations. See “— Certain Transactions and Relationships” below. During 2011:

•	No executive officer of ION served as a member of the compensation committee of another entity, one of whose executive officers served on the Compensation Committee of ION;

•	No executive officer of ION served as a director of another entity, one of whose executive officers served on the Compensation Committee of ION; and

•	No executive officer of ION served as a member of the compensation committee of another entity, one of whose executive officers served as a director of ION.

Governance Committee

The Governance Committee functions as the Board’s nominating and corporate governance committee and advises the Board of Directors with regard to matters relating to governance practices and policies, management succession, and composition and operation of the Board and its committees, including reviewing potential candidates for membership on the Board and recommending to the Board nominees for election as directors of ION. In addition, the Governance Committee reviews annually with the full Board and our Chief Executive

Officer the succession plans for senior executive officers and makes recommendations to the Board regarding the selection of individuals to occupy these positions. The Board of Directors has determined that each member of the Governance Committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

In identifying and selecting new director candidates, the Governance Committee considers the Board’s current and anticipated strengths and needs and a candidate’s experience, knowledge, skills, expertise, integrity, diversity, ability to make independent analytical inquiries, understanding of the company’s business environment, willingness to devote adequate time and effort to Board responsibilities, and other relevant factors. The Governance Committee has not established specific minimum age, education, years of business experience or specific types of skills for potential director candidates, but, in general, expects that qualified candidates will have ample experience and a proven record of business success and leadership. The committee also seeks an appropriate balance of experience and expertise in accounting and finance, technology, management, international business, compensation, corporate governance, strategy, industry knowledge and general business matters. In addition, the committee seeks a diversity of experience, professions, skills, geographic representation and backgrounds. The committee may rely on various sources to identify potential director nominees, including input from directors, management and others the committee feels are reliable, and professional search firms.

Our Bylaws permit stockholders to nominate individuals for director for consideration at an annual stockholders’ meeting. A proper director nomination may be considered at our 2013 Annual Meeting only if the proposal for nomination is received by ION not later than December 20, 2012. All nominations should be directed to David L. Roland, Senior Vice President, General Counsel and Corporate Secretary, ION Geophysical Corporation, 2105 CityWest Boulevard, Suite 400, Houston, Texas 77042-2839.

The Governance Committee will consider properly submitted recommendations for director nominations made by a stockholder or other sources (including self-nominees) on the same basis as other candidates. For consideration by the Governance Committee, a recommendation of a candidate must be submitted timely and in writing to the Governance Committee in care of our Corporate Secretary at our principal executive offices. The submission must include sufficient details regarding the qualifications of the potential candidate. In general, nominees for election should possess (1) the highest level of integrity and ethical character, (2) strong personal and professional reputation, (3) sound judgment, (4) financial literacy, (5) independence, (6) significant experience and proven superior performance in professional endeavors, (7) an appreciation for board and team performance, (8) the commitment to devote the time necessary, (9) skills in areas that will benefit the Board and (10) the ability to make a long-term commitment to serve on the Board.

Finance Committee

The Finance Committee has responsibility for overseeing all areas of corporate finance for ION. The Finance Committee is responsible for reviewing with ION management, and has the power and authority to approve on behalf of the Board, ION’s strategies, plans, policies and actions related to corporate finance, including, but not limited to, (a) capital structure plans and strategies and specific equity or debt financings, (b) capital expenditure plans and strategies and specific capital projects, (c) strategic and financial investment plans and strategies and specific investments, (d) cash management plans and strategies and activities relating to cash flow, cash accounts, working capital, cash investments and treasury activities, including the establishment and maintenance of bank, investment and brokerage accounts, (e) financial aspects of insurance and risk management, (f) tax planning and compliance, (g) dividend policy, (h) plans and strategies for managing foreign currency exchange exposure and other exposures to economic risks, including plans and strategies with respect to the use of derivatives, and (i) reviewing and making recommendations to the Board with respect to any proposal by ION to divest any asset, investment, real or personal property, or business interest if such divestiture is required to be approved by the Board. The Finance Committee does not have oversight responsibility with respect to ION’s financial reporting, which is the responsibility of the Audit Committee. The Board of Directors has determined that a majority of the members of the Finance Committee (including its co-Chairmen) satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

Stock Ownership Requirements

The Board has adopted stock ownership requirements for ION’s directors. The Board adopted these requirements in order to align the economic interests of the directors with those of our stockholders and further focus our emphasis on enhancing stockholder value. Under these requirements, each non-employee director is expected to own at least 36,000 shares of ION stock. New and current directors will have three years to acquire and increase the director’s ownership of ION stock to satisfy the requirements. The stock ownership requirements are subject to modification by the Board in its discretion. The Board has also adopted stock ownership requirements for senior management of ION. See “Executive Compensation — Compensation Discussion and Analysis — Elements of Compensation — Stock Ownership Requirements; Hedging Policy” below.

The Governance Committee and the Board regularly review and evaluate ION’s directors’ compensation program on the basis of current and emerging compensation practices for directors, emerging legal, regulatory and corporate compliance developments and comparisons with director compensation programs of other similarly-situated public companies.

Certain Transactions and Relationships

The Board of Directors has adopted a written policy and procedures to be followed prior to any transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, including any indebtedness or guarantee of indebtedness, between ION and a “Related Party” where the aggregate amount involved is expected to exceed $120,000 in any calendar year. Under the policy, “Related Party” includes (a) any person who is or was an executive officer, director or nominee for election as a director (since the beginning of the last fiscal year); (b) any person or group who is a greater-than-5% beneficial owner of ION voting securities; or (c) any immediate family member of any of the foregoing, which means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, and anyone residing in the home of an executive officer, director or nominee for election as a director (other than a tenant or employee). Under the policy, the Governance Committee of the Board is responsible for reviewing the material facts of any Related Party transaction and approve or ratify the transaction. In making its determination to approve or ratify, the Governance Committee is required to consider such factors as (i) the extent of the Related Party’s interest in the transaction, (ii) if applicable, the availability of other sources of comparable products or services, (iii) whether the terms of the Related Party transaction are no less favorable than terms generally available in unaffiliated transactions under like circumstances, (iv) the benefit to ION, and (v) the aggregate value of the Related Party transaction.

Mr. Lapeyre is the President and Chief Executive Officer and a significant equity owner of Laitram, L.L.C. and has served as President of Laitram and its predecessors since 1989. Laitram is a privately-owned, New Orleans-based manufacturer of food processing equipment and modular conveyor belts. Mr. Lapeyre and Laitram together owned approximately 6.4% of our outstanding common stock as of March 1, 2012.

We acquired DigiCourse, Inc., our marine positioning products business, from Laitram in 1998. In connection with that acquisition, we entered into a Continued Services Agreement with Laitram under which Laitram agreed to provide us certain bookkeeping, software, manufacturing, and maintenance services. Manufacturing services consist primarily of machining of parts for our marine positioning systems. The term of this agreement expired in September 2001 but we continue to operate under its terms. In addition, from time to time, when we have requested, the legal staff of Laitram has advised us on certain intellectual property matters with regard to our marine positioning systems. Under an amended lease of commercial property dated February 1, 2006, between Lapeyre Properties, L.L.C. (an affiliate of Laitram) and ION, we have leased certain office and warehouse space from Lapeyre Properties through January 2014, with the right to terminate the lease sooner upon 12 months’ notice. During 2011, we paid Laitram and its affiliates a total of approximately $6.3 million, which consisted of approximately $5.4 million for manufacturing services, $0.7 million for rent and other pass-through third party facilities charges, and $0.1 million for reimbursement for costs related to providing administrative and other back-office support services in connection with our Louisiana marine operations. For the 2010 and 2009 fiscal years, we paid Laitram and its affiliates a total of approximately $3.1 million and $4.0 million, respectively, for these services. In the opinion of our management, the terms of these services are fair and reasonable and as favorable to us as those that could have been obtained from unrelated third parties at the time of their performance.

Mr. Hao is Chief Geophysicist of BGP. BGP has been a customer of our products and services for many years. For our fiscal years ended December 31, 2011 and 2010, BGP accounted for approximately 7.6% and 3.8% of our consolidated net sales, respectively. During 2011, we recorded revenues from sales to BGP of approximately $34.5 million. Trade receivables due from BGP at December 31, 2011 were $15.2 million (approximately $13.2 million of these receivables were collected in January 2012).

In March 2010, prior to Mr. Hao being appointed to the Board, we entered into certain transactions with BGP that resulted in the commercial relationships between our company and BGP as described below:

•

We issued and sold 23,789,536 shares of our common stock to BGP for an effective purchase price of $2.80 per share pursuant to (i) a Stock Purchase Agreement we entered into with BGP and (ii) the conversion of the principal balance of indebtedness outstanding under a Convertible Promissory Note dated as of October 23, 2009. As of March 1, 2012, BGP held beneficial ownership of approximately 15.2% of our outstanding shares of common stock. The shares of our common stock acquired by BGP are subject to the terms and conditions of an Investor Rights Agreement that we entered into with BGP in connection with its purchase of our shares. Under the Investor Rights Agreement, for so long as BGP owns as least 10% of our outstanding shares of common stock, BGP will have the right to nominate one director to serve on our Board. The appointment of Mr. Hao to our Board was made pursuant to this agreement. The Investor Rights Agreement also provides that whenever we may issue shares of our common stock or other securities convertible into, exercisable or exchangeable for our common stock, BGP will have certain pre-emptive rights to subscribe for a number of such shares or other securities as may be necessary to retain its proportionate ownership of our common stock that would exist before such issuance. These pre-emptive rights are subject to usual and customary exceptions, such as issuances of securities as equity compensation to our directors, employees and consultants, under employee stock purchase plans and under our currently outstanding convertible and exercisable securities.

•

We formed a joint venture with BGP, owned 49% by us and 51% by BGP, to design, develop, manufacture and sell land-based seismic data acquisition equipment for the petroleum industry. The name of the joint venture company is INOVA Geophysical Equipment Limited. Under the terms of the joint venture transaction, INOVA Geophysical was initially formed as a wholly-owned direct subsidiary of ION, and BGP acquired its interest in the joint venture by paying us aggregate consideration of (i) $108.5 million in cash and (ii) 49% of certain assets owned by BGP relating to the business of the joint venture. In addition, INOVA Geophysical has provided a bank stand-by letter of credit as credit support for our obligations under our commercial bank revolving and term loans.

Director Compensation

ION employees who are also directors do not receive any fee or remuneration for services as members of our Board of Directors. We currently have seven non-employee directors who qualify for compensation as directors. In addition to being reimbursed for all reasonable out-of-pocket expenses that the director incurs attending Board meetings and functions, our outside directors receive an annual retainer fee of $46,000. In addition, the Chairman of the Audit Committee receives an annual retainer fee of $12,500, the Chairman of the Compensation Committee receives an annual retainer fee of $10,000, the Chairman of the Governance Committee receives an annual retainer fee of $5,000, and each co-Chairman of the Finance Committee receives an annual retainer fee of $5,000. Outside directors also receive, in cash, $2,000 for each Board meeting and $2,000 for each committee meeting attended (unless the committee meeting is held in conjunction with a Board meeting, in which case the fee for committee meeting attendance is $1,000) and $1,000 for each Board or committee meeting held or attended via teleconference.

Each outside director also receives an initial grant of 8,000 vested shares of our common stock on the first quarterly grant date after joining the Board and follow-on grants of 12,000 vested shares of our stock each year.

In 1992, we adopted a Directors Retirement Plan, but discontinued the plan in 1996. Mr. Theodore Elliott, who retired from the Board in February 2011, was the only director entitled to receive any benefits under the plan. Pursuant to the terms of the plan, after his retirement we paid Mr. Elliott $110,594 in a lump sum payment, which terminated our obligations under the plan.

The following table summarizes the compensation earned by ION’s non-employee directors in 2011:

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
David H. Barr	95,000	318,120	—	—	—	413,120
Theodore H. Elliott, Jr.(3)	3,000	—	—	—	—	3,000
Hao Huimin	77,167	305,700	—	—	—	382,867
Michael C. Jennings	87,500	318,120	—	—	—	405,620
James M. Lapeyre, Jr.	81,000	69,720	—	—	—	150,720
Franklin Myers	89,000	69,720	—	—	—	158,720
S. James Nelson, Jr.	85,500	69,720	—	—	—	155,220
John N. Seitz	68,000	69,720	—	—	—	137,720

(1)	Robert P. Peebler, our Executive Chairman, and R. Brian Hanson, our President and Chief Executive Officer, are not included in this table because they are employees of ION and therefore received no compensation for their services as directors. The compensation received by Mr. Peebler and Mr. Hanson as employees of ION is shown in the Summary Compensation Table contained in “— Executive Compensation” below.

(2)	All of the amounts shown represent the value of common stock granted under our LTIP. Mr. Barr and Mr. Jennings were each appointed to the Board on December 2, 2010, and Mr. Hao was appointed to the Board on January 1, 2011. On March 1, 2011, Messrs. Barr and Jennings were each granted an award of 20,000 shares of ION common stock pursuant to our director compensation terms discussed above. On March 1, 2011, Mr. Hao was granted a net award of 13,300 shares of ION common stock pursuant to our director compensation terms discussed above and tax laws applicable to grants to Chinese citizens. On December 1, 2011, each of our non-employee directors was granted an award of 12,000 shares of ION common stock. The values contained in the table are based on the grant-date fair value of awards of stock during the fiscal year.

(3)	Mr. Elliott resigned from the Board effective on February 14, 2011.

As of December 31, 2011, our non-employee directors held the following unvested and unexercised ION equity awards:

Name	Unvested Stock Awards(#)	Unexercised Option Awards(#)
David H. Barr	—	—
Theodore H. Elliott, Jr. (former director)	—	50,000
Hao Huimin	—	—
Michael C. Jennings	—	—
James M. Lapeyre, Jr.	—	70,000
Franklin Myers	—	25,000
S. James Nelson, Jr.	—	70,000
John N. Seitz	—	80,000

OWNERSHIP OF EQUITY SECURITIES OF ION

Except as otherwise set forth below, the following table sets forth information as of March 1, 2012, with respect to the number of shares of common stock owned by (i) each person known by us to be a beneficial owner of more than 5% of our common stock, (ii) each of our directors, (iii) each of our executive officers named in the 2011 Summary Compensation Table included in this proxy statement and (iv) all of our directors and executive officers as a group. Except where information was otherwise known by us, we have relied solely upon filings of Schedules 13D and 13G to determine the number of shares of our common stock owned by each person known to us to be the beneficial owner of more than 5% of our common stock as of such date.

Name of Owner	Common Stock(1)	Rights to Acquire(2)	Restricted Stock(3)	Percent of Common Stock(4)
BGP Inc., China National Petroleum Corporation(5)	23,789,536	—	—	15.2%
FMR LLC(6)	18,812,641	—	—	12.1%
Wellington Management Company, LLP(7)	10,203,962	—	—	6.6%
James M. Lapeyre, Jr.(8)	9,976,122	70,000	—	6.4%
BlackRock, Inc.(9)	9,675,195	—	—	6.2%
Wells Fargo & Company(10)	9,500,932	—	—	6.1%
Laitram, L.L.C.(11)	7,605,345	—	—	4.9%
Robert P. Peebler	457,578	135,000	333,333	*
David H. Barr	32,000	—	—	*
R. Brian Hanson	38,197	155,000	87,076	*
Hao Huimin	21,700	—	—	*
Michael C. Jennings	32,000	—	—	*
Franklin Myers	60,000	25,000	—	*
S. James Nelson, Jr.	52,000	70,000	—	*
John N. Seitz	61,895	80,000	—	*
Nikolaos Bernitsas	48,629	191,250	16,666	*
Gregory J. Heinlein	—	—	28,700	*
David L. Roland	59,856	93,750	21,666	*
Ken Williamson	49,233	194,500	23,666	*
All directors and executive officers as a group (15 Persons)	10,912,170	1,291,050	533,238	8.1%

*	Less than 1%

(1)	Represents shares for which the named person (a) has sole voting and investment power or (b) has shared voting and investment power. Excluded are shares that (i) are unvested restricted stock holdings or (ii) may be acquired through stock option exercises.

(2)	Represents shares of common stock that may be acquired upon the exercise of stock options held by our officers and directors that are currently exercisable or will be exercisable on or before April 30, 2012.

(3)	Represents unvested shares subject to a vesting schedule, forfeiture risk and other restrictions. Although these shares are subject to risk of forfeiture, the holder has the right to vote such unvested shares until they are forfeited.

(4)	Assumes shares subject to outstanding stock options that such person has rights to acquire upon exercise, presently and on or before April 30, 2012, are outstanding.

(5)	The address for BGP Inc., China National Petroleum Corporation is No. 189 Fanyang Middle Road, ZhuoZhou City, HeBei Province 072750 P.R. China.

(6)

The address for FMR LLC (“FMR”) is 82 Devonshire Street, Boston, Massachusetts 02109. Fidelity Management & Research Company (“Fidelity”), a wholly-owned subsidiary of FMR, is the beneficial owner of 18,269,822 shares as a result of acting as investment adviser to various investment companies registered under the Investment Company Act of 1940. Edward C. Johnson 3d, as Chairman of FMR LLC, and FMR, through its control of Fidelity, and the funds each has sole power to dispose of the 18,269,822 shares owned by the funds. Members of the family of Edward C. Johnson 3d are the predominant owners, directly or through trusts, of Series B voting common shares of FMR, representing

49% of the voting power of FMR. The Johnson family group and all other Series B shareholders have entered into a shareholders’ voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR. Neither FMR nor Edward C. Johnson 3d has the sole power to vote or direct the voting of the shares owned directly by the Fidelity funds, which power resides with the funds’ Boards of Trustees. Fidelity carries out the voting of the shares under written guidelines established by the Funds’ Boards of Trustees. Pyramis Global Advisors, LLC (“PGALLC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and an investment adviser registered under Section 203 of the Investment Advisers Act of 1940, is the beneficial owner of 163,300 shares as a result of its serving as investment adviser to institutional accounts, non-U.S. mutual funds, or investment companies registered under the Investment Company Act of 1940 owning such shares. Edward C. Johnson 3d and FMR, through its control of PGALLC, each has sole dispositive power over 163,300 shares and sole power to vote or to direct the voting of 163,300 shares owned by the institutional accounts or funds advised by PGALLC as reported above. Pyramis Global Advisors Trust Company (“PGATC”), 900 Salem Street, Smithfield, Rhode Island, 02917, an indirect wholly-owned subsidiary of FMR and a bank as defined in Section 3(a)(6) of the Exchange Act, is the beneficial owner of 379,519 shares as a result of its serving as investment manager of institutional accounts owning such shares. Edward C. Johnson 3d and FMR, through its control of PGATC, each has sole dispositive power over 379,519 shares and sole power to vote or to direct the voting of 379,519 shares owned by the institutional accounts managed by PGATC as reported above.

(7)	The address for Wellington Management Company, LLP is 280 Congress Street, Boston, Massachusetts 02210. Wellington Management Company, LLP reported that it has shared voting power with respect to 6,442,827 shares and shared dispositive power with respect to 10,203,962 shares.

(8)	These shares of common stock include 5,700 shares over which Mr. Lapeyre holds joint voting power and investment control with his wife, 575,800 shares that Mr. Lapeyre holds as a custodian or trustee for the benefit of his children, 7,605,345 shares owned by Laitram, and 10,500 shares that Mr. Lapeyre holds as a co-trustee with his wife for the benefit of his children, in all of which Mr. Lapeyre disclaims any beneficial interest. Please read note 11 below. Mr. Lapeyre has sole voting power over only 1,778,997 of these shares of common stock.

(9)	The address for BlackRock, Inc. is 40 East 52nd Street, New York, New York 10022.

(10)	Wells Fargo & Company filed its Schedule 13G/A with the SEC on behalf of itself and the following subsidiaries: Wells Capital Management Incorporated, Wells Fargo Bank, N.A., Wells Fargo Funds Management, LLC, Wells Fargo Advisors Financial Network, LLC and Wells Fargo Advisors, LLC. The address for Wells Fargo & Company is 420 Montgomery Street, San Francisco, California 94104. Wells Fargo & Company and these subsidiaries reported that they have sole voting power with respect to 9,376,509 shares, sole dispositive power with respect to 9,433,822 shares and shared dispositive power with respect to 35,950 shares.

(11)	The address for Laitram, L.L.C. is 220 Laitram Lane, Harahan, Louisiana 70123. Mr. Lapeyre is the President and Chief Executive Officer of Laitram. Please read note 8 above. Mr. Lapeyre disclaims beneficial ownership of any shares held by Laitram.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors and certain officers of ION, and persons who own more than 10% of ION’s common stock, to file with the SEC and the NYSE initial statements of beneficial ownership on Form 3 and changes in such ownership on Forms 4 and 5. Based on our review of the copies of such reports, we believe that, with three exceptions, during 2011 our directors, executive officers and stockholders holding greater than 10% of our outstanding shares complied with all applicable filing requirements under Section 16(a) of the Exchange Act, and that all of their filings had been timely made. The Form 3 for Mr. Williamson and the Form 3 for David Moffat (Senior Vice President of our Marine Imaging Systems Division) had each inadvertently failed to report all of the reporting person’s stock holdings and therefore required amendment to reflect the full holdings of each person. In each case, the amendment to the Form 3 was filed after the due date for filing the original Form 3. A Form 4 for Mr. Roland was filed four days late when a third-party brokerage firm failed to timely notify Mr. Roland and the Company of the execution of a buy order.

EXECUTIVE OFFICERS

Our executive officers are as follows:

Name	Age	Position with ION
R. Brian Hanson	47	President and Chief Executive Officer and Director
Nikolaos Bernitsas	52	Senior Vice President, GXT Imaging Solutions
Gregory J. Heinlein	48	Senior Vice President and Chief Financial Officer
David Moffat	55	Senior Vice President, Marine Imaging Systems Division
David L. Roland	50	Senior Vice President, General Counsel and Corporate Secretary
Ken Williamson	47	Senior Vice President, GeoVentures
Michael L. Morrison	41	Vice President and Corporate Controller

For a description of the business background of Mr. Hanson, please see “Item 1— Election of Directors — Class I Director Nominees for Re-Election for Term Expiring in 2015” above.

Mr. Bernitsas has been Senior Vice President of our GXT Imaging Solutions group since January 2007. Mr. Bernitsas originally joined GX Technology Corporation (“GXT”) in 2000 as Senior Geophysical Advisor, became Senior Vice President, Operations of GXT in 2002 and continued in that position after ION acquired GXT in 2004. Prior to joining GXT, Mr. Bernitsas served as an Imaging Advisor for Vastar Resources, Inc., an exploration and production company, from 1998 to 2000, and in various geophysicist positions at Arco Exploration and Production Technology, a division of Atlantic Richfield Company, from 1990 to 1998. Mr. Bernitsas holds a Bachelor of Science degree in physics from the University of Athens (Greece), a Master of Science degree in geophysics from Ohio University, a Master of Business Administration degree in finance from the University of Texas at Dallas, and a Ph.D. in geophysics from the University of Texas at Austin.

Mr. Heinlein has been our Senior Vice President and Chief Financial Officer since November 2011. Prior to joining ION, Mr. Heinlein served as the Chief Operating and Financial Officer of Genprex, Inc., a clinical-stage biopharmaceutical company. Prior to joining Genprex in 2011, Mr. Heinlein worked as an independent financial consultant and held a variety of senior management positions at Freescale Semiconductor, Inc., a NYSE-listed designer and manufacturer of embedded semiconductors for the automotive, consumer, industrial and networking markets, including Vice President and Treasurer from 2005 to 2008 and Vice President, Global Sales and Marketing, from 2008 to 2010. From 2001 to 2004, Mr. Heinlein served as Vice President and Treasurer of Fisher Scientific International Inc., a NYSE-listed manufacturer and supplier of scientific and healthcare products and services. From 1999 to 2001, he served as Vice President, Treasurer at Great Lakes Chemical Company, a NYSE-listed chemical research, production, sales and distribution company. Mr. Heinlein began his career in 1987 at The Dow Chemical Company, where he worked for more than 12 years in progressively challenging financial management positions, in both the treasury and control functions. Mr. Heinlein received a Bachelor of Business Administration degree from Saginaw Valley State University and a Master of Business Administration degree from Michigan State University.

Mr. Moffat has been Senior Vice President of our Marine Imaging Systems Division since June 2007. In 1989, he joined Concept Systems, Ltd., a Scotland-based supplier of advanced real-time navigation and data integration software and services to the E&P industry, and served in various engineering and managerial roles, including after ION’s acquisition of Concept in 2004. From 2006 to 2007, Mr. Moffat was the Vice President and Managing Director of Concept. Prior to joining Concept in 1989, Mr. Moffat was employed in various engineering design and development positions within the electronics defense and data security industry in the United Kingdom. Between 1973 and 1981, he served as an officer in the British Merchant Navy. Mr. Moffat holds a Bachelor of Science degree with Distinction in electronic and communication engineering from Edinburgh Napier University.

Mr. Roland joined ION as Vice President, General Counsel and Corporate Secretary in April 2004 and became a Senior Vice President in January 2007. Prior to joining ION, Mr. Roland held several positions within the legal department of Enron Corp., a multi-national energy trading and infrastructure development business, most recently as Vice President and Assistant General Counsel. Prior to joining Enron in 1998, Mr. Roland was an attorney with Caltex Corporation, an international oil and gas marketing and refining company. Mr. Roland was an attorney with the law firm of Gardere & Wynne (now Gardere Wynne Sewell LLP) from 1988 until 1994, when he joined Caltex. Mr. Roland holds a Bachelor of Business Administration degree from the University of Houston and a Juris Doctorate degree with Distinction from St. Mary’s University.

Mr. Williamson joined ION as Vice President of our GeoVentures business unit in September 2006 and became a Senior Vice President in January 2007. Between 1987 and 2006, Mr. Williamson was employed by Western Geophysical, which in 2000 became part of WesternGeco, a seismic solutions and technology subsidiary of Schlumberger, Ltd., a global oilfield and information services company. While at WesternGeco, Mr Williamson served as Vice President, Marketing from 2001 to 2003, Vice President, Russia and Caspian Region from 2003 to 2005 and Vice President, Marketing, Sales & Commercialization of WesternGeco’s electromagnetic services and technology division from 2005 to 2006. Mr. Williamson holds a Bachelor of Science degree in geophysics from Cardiff University in Wales.

Mr. Morrison joined ION in June 2002 as our Assistant Controller, became our Controller and Director of Accounting in November 2002 and Vice President and Corporate Controller in January 2007. Prior to joining ION, Mr. Morrison held several positions at Enron Corp., most recently as Director of Transaction Support. Mr. Morrison had held a variety of positions at Deloitte & Touche, LLP, a public accounting firm, from January 1994 until he joined Enron in June 2000. Mr. Morrison holds a Bachelor of Business Administration degree in accounting from Texas A&M University.

EXECUTIVE COMPENSATION

Introductory note: The following discussion of executive compensation contains descriptions of various employee benefit plans and employment-related agreements. These descriptions are qualified in their entirety by reference to the full text or detailed descriptions of the plans and agreements, which are filed or incorporated by reference as exhibits to our annual report on Form 10-K for the year ended December 31, 2011. In this discussion, the terms “ION,” “we,” “our” and “us” refer to ION Geophysical Corporation and its consolidated subsidiaries, except where the context otherwise requires or as otherwise indicated.

Compensation Discussion and Analysis

This Compensation Discussion and Analysis provides an overview of the Compensation Committee of our Board of Directors, a discussion of the background and objectives of our compensation programs for our senior executives, and a discussion of all material elements of the compensation of each of the executive officers identified in the following table, whom we refer to as our named executive officers:

Name	Title
R. Brian Hanson	President and Chief Executive Officer (our principal executive officer and former principal financial officer)
Robert P. Peebler	Director and Executive Chairman (our former Chief Executive Officer)
Gregory J. Heinlein	Senior Vice President and Chief Financial Officer (our principal financial officer)
Nikolaos Bernitsas	Senior Vice President, GXT Imaging Solutions
David L. Roland	Senior Vice President, General Counsel and Corporate Secretary
Ken Williamson	Senior Vice President, GeoVentures

At the beginning of 2011, Mr. Peebler was serving as our Chief Executive Officer and Mr. Hanson was serving as our Executive Vice President and Chief Financial Officer. In August 2011, Mr. Hanson was promoted to President and Chief Operating Officer in addition to his role as Chief Financial Officer. In November 2011, Mr. Heinlein was hired as our Senior Vice President and Chief Financial Officer and Mr. Hanson continued as President and Chief Operating Officer. On December 31, 2011, Mr. Peebler retired from his Chief Executive Officer position and became our Executive Chairman. On January 1, 2012, Mr. Hanson became our President and Chief Executive Officer. As a result of these numerous changes during 2011 and January 2012, the above table includes Mr. Hanson, Mr. Peebler, Mr. Heinlein, and our three other most highly compensated executive officers, and lists the positions held by each person as of January 1, 2012.

Executive Summary

General.    The objectives and major components of our executive compensation program did not materially change from 2011 to 2012. While we regularly review and fine-tune our compensation programs, we believe consistency in our compensation program and philosophy is important to effectively motivate and reward top-level management performance and for the creation of stockholder value. We continue to provide our named executive officers with total annual compensation that includes three principal elements: base salary, performance-based annual incentive cash compensation and long-term equity-based incentive awards. Elements of our compensation program continue to be performance-based, and a significant portion of each executive’s total annual compensation is at risk and dependent upon our company’s achievement of specific, measurable performance goals. Our performance-based pay is designed to align our executive officers’ interests with those of our stockholders and to promote the creation of stockholder value, without encouraging excessive risk-taking. In addition, our equity programs, combined with our executive share ownership requirements, are designed to reward long-term stock performance.

Base salaries for several of our named executive officers were increased in January 2012, consistent with our usual base salary review process and practice. Payments under our annual bonus incentive plan for 2011 reflected our company’s performance and the level of achievement of our 2011 plan performance goals. As discussed further under the heading “Bonus Incentive Plan” beginning on page 35 of this proxy statement, although our 2011 adjusted operating income was greater than in 2010 and we exceeded our threshold consolidated financial performance criteria under our 2011 bonus plan, we only achieved 97% of our plan target consolidated financial performance criteria. As a result, most of our named executive officers received lower cash bonus payments under the 2011 plan than in 2010, when we exceeded the 2010 plan target criteria.

Grants made under our long-term stock incentive plan during 2011 also reflected our company’s successful performance during 2011. The annual grants made to our named executive officers on December 1, 2011 were generally consistent with grants made to named executive officers in previous years.

Principal Changes in Compensation during 2011.    At our 2011 Annual Meeting of Stockholders held on May 27, 2011, our stockholders approved all of our director nominees and proposals, including a non-binding advisory vote to approve the compensation of our executive officers. In the advisory executive compensation vote, 55% of the votes cast on the proposal voted in favor. While we value the approval by our stockholders of our executive compensation policies, after the meeting we consulted with several large stockholders and certain proxy advisory firms to try to determine the principal reasons underlying the negative votes on our advisory executive compensation proposal. We learned that stockholders who voted against the proposal primarily objected to four elements of our executive compensation program. Our Compensation Committee considered the results of the vote and also the specific objections expressed by our stockholders and took action to resolve each element that was described as objectionable, in addition to certain other changes. Below is a table describing certain principal elements of our executive compensation program that were changed during 2011. The first four items in the table were the items that were described as objectionable by our stockholders.

Description	Resolution
No Single Trigger Change of Control. Our employment agreement for Robert P. Peebler, who served as our Chief Executive Officer from 2003 until the end of 2011, contained a provision that entitled him to receive certain benefits if he resigned his position after remaining with us or with our successor for a period of 18 months following a “change of control” involving our company. This type of change of control provision is commonly referred to as a modified “single trigger” provision. Certain of our stockholders preferred that our CEO’s change of control severance provision be a “double trigger” provision, which would entitle the CEO to receive change of control severance benefits only if the CEO’s employment was terminated by the company after the change of control.	On January 1, 2012, Mr. Hanson became our new Chief Executive Officer. Mr. Hanson’s new employment contract, which became effective on January 1, 2012, does not contain a “single-trigger” change of control severance provision.

Excise Tax Gross-Up. The employment agreement for our Chief Executive Officer in effect since 2003 and still in effect during 2011 contained a provision that entitled him to receive an additional severance payment if he owed any excise tax for “excess parachute payments” under U.S. federal income tax law. Certain of our stockholders preferred that our CEO not be entitled to receive an excise tax gross-up payment.	Mr. Hanson’s new employment contract as Chief Executive Officer does not contain a tax gross-up benefit.

Description	Resolution
LTIP Tax Gross-Up Authority. Section 3.2 of our Amended and Restated 2004 Long-Term Incentive Plan (LTIP) had previously allowed our Compensation Committee the discretion to provide for a supplemental payment to a grantee in an amount necessary to pay any income taxes payable upon the vesting of a stock award and receipt of the supplemental payment. Certain of our stockholders objected to Section 3.2 granting the authority for a tax gross-up payment under the LTIP.	In May 2011, we amended the LTIP to delete Section 3.2 in its entirety.

Broad Definition Within LTIP Change in Control. Our LTIP defined “Change in Control” as occurring, among other events, upon the approval by our stockholders of a Merger (as defined in the LTIP). Certain of our stockholders objected to this definition as being too liberal and instead expressed their preference that the trigger event be the completion of a Merger instead of the stockholder approval of the Merger.	In May 2011, we amended the LTIP so that a “Change in Control” under the plan occurs upon the completion of a Merger, rather than upon stockholder approval of a Merger.

Frequency of “Say on Pay” Advisory Vote. In a non-binding advisory vote held at our 2011 Annual Meeting, our stockholders voted in favor of our holding an advisory vote on executive compensation every year.	In light of the results of the advisory vote of our stockholders, we determined that we will hold an annual advisory vote on the compensation payable to our named executive officers, until the next advisory vote on the frequency of stockholder votes on the compensation payable to our executive officers is required, or until our Board determines that it is in the best interest of our company to hold such vote with a different frequency.

Reduction in CEO Compensation. Although none of our stockholders has contacted us to object to the amount of compensation paid to our Chief Executive Officer and we believe that our CEO compensation paid in the past has been reasonable and competitive, we are mindful that CEO compensation in general is a topic of interest for most investors and proxy advisory firms.	We have decreased the annual base salary paid to our CEO from $625,000 paid to our former CEO in 2011 to $450,000 payable to Mr. Hanson as our current CEO in 2012.

Introduction/Corporate Governance

Compensation Committee

The Compensation Committee of our Board of Directors reviews and approves, or recommends to the Board for approval, all salary and other remuneration for our executive officers and oversees matters relating to our employee compensation and benefit programs. No member of the committee is an employee of ION. The Board of Directors has determined that each member of the committee satisfies the definition of “independent” as established in the NYSE corporate governance listing standards.

The Compensation Committee operates pursuant to a written charter that sets forth its functions and responsibilities. A copy of the charter can be viewed on our website at http://ir.iongeo.com/phoenix.zhtml?c=101545&p=irol-govhighlights. The Chairman of the committee is in charge of the committee’s meeting agendas and, with the assistance of our Corporate Secretary, establishes the committee’s meetings and calendar. For a description of the responsibilities of the Compensation Committee, see “Item 1. — Election of Directors — Committees of the Board — Compensation Committee” above.

During 2011, the Compensation Committee met in person or by conference call six times. In addition, the committee took action by unanimous written consent, as permitted under Delaware law and our Bylaws, two times during 2011, primarily to approve individual non-executive employee grants of restricted stock and stock options. We believe that each of these individual grants made by unanimous written consent of the committee complied with the applicable grant date requirements under Financial Accounting Standards Board (FASB) Accounting Standards Codification Topic (ASC) 718, “Compensation — Stock Compensation”) (“ASC Topic 718”).

Compensation Consultants

The Compensation Committee has the authority and necessary funding to engage, terminate and pay compensation consultants, independent legal counsel and other advisors in its discretion. Prior to retaining any such compensation consultant or other advisor, the committee evaluates the independence of such advisor and also evaluates whether such advisor has a conflict of interest. During 2009, the Compensation Committee engaged Performensation Consulting, an equity compensation consultant, to assist the company and the committee in designing a proposed new employee stock purchase plan and another proposed program that we eventually decided not to implement. During 2010, the committee engaged ISS Corporate Services, Inc., a wholly-owned subsidiary of RiskMetrics Group, Inc., to provide the company with benchmarking and modeling services related to its 2010 annual meeting proposals to (i) amend ION’s LTIP to increase the total number of shares of ION’s common stock available for issuance under the plan, and (ii) approve a proposed employee stock purchase plan.

During 2011, we again engaged Performensation Consulting to provide advisory services with regard to the preparation of our 2011 proxy statement and to provide the Compensation Committee with analysis on the number of shares to propose to stockholders to add to our stock plan at our 2011 Annual Meeting for future grants to employees and directors. During 2012, we engaged Performensation Consulting to provide advisory services with regard to the preparation of this proxy statement.

During 2011, the Compensation Committee engaged Aon Hewitt as its consultant in connection with the promotion of Mr. Hanson to Chief Executive Officer.

In addition, when reviewing benchmark compensation data in connection with our annual review of employee salaries, in October 2011 our Human Resources department reviewed market survey data from Towers Watson, Mercer, Radford and Stone Partners. See “— Objectives of Our Executive Compensation Programs — Benchmarking” below.

From 2009 to date, none of Performensation Consulting, ISS, Aon Hewitt, Towers Watson, Mercer, Radford or Stone Partners has advised our company or our executive officers on matters outside of these engagements.

Role of Management in Establishing and Awarding Compensation

On an annual basis, our Chief Executive Officer, with the assistance of our Human Resources department, recommends to the Compensation Committee any proposed increases in base salary, bonus payments and equity awards for our executive officers other than himself. No executive officer is involved in determining his own salary increase, bonus payment or equity award. When making officer compensation recommendations, our Chief Executive Officer takes into consideration compensation benchmarks, which include industry standards for similar sized organizations serving similar markets, as well as comparable positions, the level of inherent importance and risk associated with the position and function, and the executive’s job performance over the previous year. See “— Objectives of Our Executive Compensation Programs — Benchmarking” and “— Elements of Compensation — Base Salary” below.

Our Chief Executive Officer, with the assistance of our Human Resources department and input from our executive officers and other members of senior management, also formulates and proposes to the Compensation Committee an employee bonus incentive plan for the ensuing year. For a description of our process for formulating the employee bonus incentive plan and the factors that we consider, see “— Elements of Compensation — Bonus Incentive Plan” below.

The committee reviews and approves all compensation and awards to executive officers and all bonus incentive plans. With respect to equity compensation awarded to employees other than executive officers, the Compensation Committee reviews and approves all grants of restricted stock and stock options above 5,000 shares, generally based upon the recommendation of the Chief Executive Officer, and has delegated option and restricted stock granting authority to the Chief Executive Officer as permitted under Delaware law for grants to non-executive officers of up to 5,000 shares.

On its own initiative, at least once a year, the Compensation Committee reviews the performance and compensation of our Chief Executive Officer and, following discussions with the Chief Executive Officer and other members of the Board of Directors, establishes his compensation level. Where it deems appropriate, the Compensation Committee will also consider market compensation information from independent sources. See “— Objectives of Our Executive Compensation Programs — Benchmarking” below.

Certain members of our senior management generally attend most meetings of the Compensation Committee, including our Chief Executive Officer, our Senior Vice President — Global Human Resources, and our General Counsel/Corporate Secretary. However, no member of management votes on items before the Compensation Committee. The Compensation Committee and Board of Directors do solicit the views of our Chief Executive Officer on compensation matters, particularly as they relate to the compensation of the other named executive officers and the other members of senior management reporting to the Chief Executive Officer. The committee often conducts an executive session during each meeting, during which members of management are not present.

Objectives of Our Executive Compensation Programs

General Compensation Philosophy and Policy

Through our compensation programs, we seek to achieve the following general goals:

•

attract and retain qualified and productive executive officers and key employees by providing total compensation competitive with that of other executives and key employees employed by companies of similar size, complexity and industry of business;

•	encourage our executives and key employees to achieve strong financial and operational performance;

•	structure compensation to create meaningful links between corporate performance, individual performance and financial rewards;

•	align the interests of our executives with those of our stockholders by providing a significant portion of total pay in the form of stock-based incentives;

•	encourage long-term commitment to our company; and

•	limit corporate perquisites to seek to avoid perceptions both within and outside of our company of “soft” compensation.

Our governing principles in establishing executive compensation have been:

Long-Term and At-Risk Focus.    Compensation opportunities should be composed of long-term, at-risk pay to focus our management on the long-term interests of our company. Base salary, annual incentives and employee benefits should be close to competitive levels when compared to similarly-situated companies.

Equity Orientation.    Equity-based plans should comprise a major part of the at-risk portion of total compensation to instill ownership thinking and to link compensation to corporate performance and stockholder interests.

Competitive.    We emphasize total compensation opportunities consistent on average with our peer group of companies. Competitiveness of annual base pay and annual incentives is independent of stock performance. However, overall competitiveness of total compensation is generally contingent on long-term, stock-based compensation programs.

Focus on Total Compensation.    In making decisions with respect to any element of an executive officer’s compensation, the Compensation Committee considers the total compensation that may be awarded to the executive officer, including salary, annual bonus and long-term incentive compensation. These total compensation reports are prepared by our Human Resources department and present the dollar amount of each component of the named executive officers’ compensation, including current cash compensation (base salary, past bonus and eligibility for future bonus), equity awards and other compensation. The overall purpose of these total compensation reports is to bring together, in one place, all of the elements of actual and potential compensation of our named executive officers so that the Compensation Committee may analyze both the individual elements of compensation (including the compensation mix) as well as the aggregate total amount of actual and projected compensation. In its most recent review of total compensation reports, the committee determined that annual compensation amounts for our Chief Executive Officer and our other named executive officers remained generally consistent with the committee’s expectations. However, the committee reserves the right to make changes that it believes are warranted.

Internal Pay Equity.    Our core compensation philosophy is to pay our executive officers competitive levels of compensation that best reflect their individual responsibilities and contributions to our company, while providing incentives to achieve our business and financial objectives. While comparisons to compensation levels at other companies (discussed below) are helpful in assessing the overall competitiveness of our compensation program, we believe that our executive compensation program also must be internally consistent and equitable in order for our company to achieve our corporate objectives. Each year our Human Resources department reports to the Compensation Committee the total compensation paid to our Chief Executive Officer and all other senior executives, which includes a comparison for internal pay equity purposes. Over time, there have been variations in the comparative levels of compensation of executive officers and changes in the overall composition of the management team and the overall accountabilities of the individual executive officers; however, we and the committee are satisfied that total compensation received by executive officers reflects an appropriate differential for executive compensation.

These principles apply to compensation policies for all of our executive officers and key employees. We do not follow the principles in a mechanistic fashion; rather, we apply experience and judgment in determining the appropriate mix of compensation for each individual. This judgment also involves periodic review of discernible measures to determine the progress each individual is making toward agreed-upon goals and objectives.

Changes in Compensation During 2011

During 2011, we made numerous changes to the terms and structure of compensation payable to our chief executive officer and other executive officers. Certain of these changes were primarily in response to feedback we received from our stockholders in connection with our non-binding advisory “Say on Pay” vote held at our 2011 Annual Meeting. The changes included elimination of the single trigger change of control severance pay provision and excise tax gross-up benefits from our current CEO’s employment contract, elimination of the possibility of tax gross-up payments under our LTIP, narrowing of a change in control accelerated vesting provision under our LTIP, initiation of annual “Say on Pay” votes, and a 28% reduction of our CEO’s annual base salary. For a description of the changes, please see “— Executive Summary — Principal Changes in Compensation during 2011” above.

Benchmarking

When making compensation decisions, we also look at the compensation of our Chief Executive Officer and other executive officers relative to the compensation paid to similarly-situated executives at companies that we consider to be our industry and market peers — a practice often referred to as “benchmarking.” We believe, however, that a benchmark should be just that — a point of reference for measurement — but not the determinative factor for our executives’ compensation. The purpose of the comparison is not to supplant the analyses of internal pay equity, total wealth accumulation and the individual performance of the executive officers that we consider when making compensation decisions. Because the comparative compensation information is just one of the several analytic tools that are used in setting executive compensation, the Compensation Committee has discretion in determining the nature and extent of its use. Further, given the limitations associated with comparative pay information for setting individual executive compensation, including the difficulty of assessing and comparing wealth accumulation through equity gains, the committee may elect to not use the comparative compensation information at all in the course of making compensation decisions.

In most years, at least once each year, our Human Resources department, under the oversight of the Compensation Committee, reviews data from market surveys, independent consultants and other sources to assess our competitive position with respect to base salary, annual incentives and long-term incentive compensation. When reviewing compensation data in October 2011, we utilized data primarily from Radford salary surveys, the Mercer U.S. Compensation Planning Survey, Towers Watson executive salary surveys and Stone Partners’ Oilfield Manufacturing and Services Industry Executive Compensation Survey (“OFMS Survey”). The survey information from most of these resources covered a broad range of industries and companies. However, the 2011 OFMS Survey compiled proxy compensation data from 47 oilfield services companies and survey results from the following 19 oilfield services companies:

Baker Hughes, Inc.	Newpark Resources, Inc.
Bristow Group, Inc.	Oil States International, Inc.
Core Laboratories NV	Pioneer Drilling Company
Ensco PLC	Rowan Companies, Inc.
Exterran Holdings, Inc.	Superior Energy Services, Inc.
FMC Technologies, Inc.	TAM International
Helmerich & Payne, Inc.	TETRA Technologies, Inc.
ION Geophysical Corporation	Vantage Drilling Company
MoGas Industries	Weir Specialty Products Manufacturing
National Oilwell Varco, Inc.

The overall results of the compensation surveys provide the starting point for our compensation analysis. We believe that the surveys contain relevant compensation information from companies that are representative of the sector in which we operate, have relative size as measured by market capitalization and experience relative complexity in the business and the executives’ roles and responsibilities. Beyond the survey numbers, we look extensively at a number of other factors, including our estimates of the compensation at our most comparable competitors and other companies that were closest to our company in size, profitability and complexity. We also consider an individual’s current performance, the level of corporate responsibility, and the employee’s skills and experience, collectively, in making compensation decisions.

In the case of our Chief Executive Officer and some of our other executive officers, we also consider our company’s performance during the person’s tenure and the anticipated level of compensation that would be required to replace the person with someone of comparable experience and skill.

In addition to our periodic review of compensation, we also regularly monitor market conditions and will adjust compensation levels from time to time as necessary to remain competitive and retain our most valuable employees. When we experience a significant level of competition for retaining current employees or hiring new employees, we will typically reevaluate our compensation levels within that employee group in order to ensure our competitiveness.

Elements of Compensation

The primary components of our executive compensation program are as follows:

Below is a summary of each component:

Base Salary

General.    The general purpose of base salary for our executive officers is to create a base of cash compensation for the officer that is consistent on average with the range of base salaries for executives in similar positions and with similar responsibilities at comparable companies. In addition to salary norms for persons in comparable positions at comparable companies, base salary amounts may also reflect the nature and scope of responsibility of the position, the expertise of the individual employee and the competitiveness of the market for the employee’s services. Base salaries of executives other than our Chief Executive Officer may also reflect our Chief Executive Officer’s evaluation of the individual executive officer’s job performance. As a result, the base salary level for each individual may be above or below the target market value for the position. The Compensation Committee also recognizes that the Chief Executive Officer’s compensation should reflect the greater policy- and decision-making authority that he holds and the higher level of responsibility he has with respect to our strategic direction and our financial and operating results. As of January 1, 2012, our Chief Executive Officer’s annual base salary was 32% higher than the annual base salary for the next highest-paid named executive officer and 42% higher than the average annual base salary for all of our other currently-serving named executive officers. The committee does not intend for base salaries to be the vehicle for long-term capital and value accumulation for our executives.

2011 and 2012 Actions.    In typical years, base salaries are reviewed at least annually and may also be adjusted from time to time to realign salaries with market levels after taking into account individual responsibilities and changes in responsibilities, performance and contribution to ION, experience, impact on total compensation, relationship of compensation to other ION officers and employees, and changes in external market levels. Salary increases for executive officers do not follow a preset schedule or formula but do take into account changes in the market and individual circumstances.

Certain of our named executive officers received an increase in base salary in January 2012, as described below:

Named Executive Officer	Action
R. Brian Hanson	At the beginning of 2011, Mr. Hanson was serving as our Executive Vice President and Chief Financial Officer and earned an annual base salary of $353,000. In August 2011, Mr. Hanson was promoted to serve as President, Chief Operating Officer and Chief Financial Officer without an increase in annual base salary. On January 1, 2012, Mr. Hanson was appointed as the President and Chief Executive Officer of the company and, in recognition of the increased responsibilities of his new CEO position, Mr. Hanson’s annual base salary was increased to $450,000. The 2011 OFMS Survey indicated that the weighted average 50th percentile for CEO base salary for surveyed companies having annual revenues of less than $1 billion was $555,000.

Nikolaos Bernitsas	Compensation surveys from Radford and the 2011 OFMS Survey indicated that the weighted average 50th percentile for business unit leader base salary for surveyed companies having annual revenues of less than $1 billion was $270,000. In recognition of Mr. Bernitsas’ experience and performance in leading the Data Processing business during a transitional year following the negative impact of the 2010 Deepwater Horizon oil spill in the Gulf of Mexico and the associated drilling moratorium, in January 2012 the Compensation Committee increased Mr. Bernitsas’ annual base salary from $310,000 to $323,000.

David L. Roland	Compensation surveys from Radford and the 2011 OFMS Survey indicated that the weighted average 50th percentile for Chief Legal Officer base salary for surveyed companies having annual revenues of less than $1 billion was $274,000. In recognition of Mr. Roland’s experience and expertise in effectively handling a wide variety of legal issues for the company during 2011, including responsibility for leading the Company’s litigation efforts, in January 2012 the Compensation Committee increased Mr. Roland’s annual base salary from $286,000 to $300,000.

Named Executive Officer	Action
Ken Williamson	Compensation surveys from Radford and the 2011 OFMS Survey indicated that the weighted average 50th percentile for business unit leader base salary for surveyed companies with revenues less than $1 billion was $270,000. In recognition of Mr. Williamson’s expertise, capabilities and performance as the leader of the GeoVentures business unit that contributed significantly to the company’s overall financial results during 2011, in January 2012 the Compensation Committee increased Mr. Williamson’s annual base salary from $300,000 to $340,000.

Mr. Peebler’s base salary did not increase in 2011 and has not increased in 2012. Mr. Heinlein was hired as Senior Vice President and Chief Financial Officer on November 28, 2011 at an annual base salary of $300,000. The 2011 OFMS Survey indicated that the weighted average 50th percentile for CFO base salary for surveyed companies having revenues of less than $1 billion was $285,000. Mr. Heinlein’s base salary has not increased since his hire.

Bonus Incentive Plan

Our employee annual bonus incentive plan is intended to promote the achievement each year of company performance objectives and performance objectives of the employee’s particular business unit, and to recognize those employees who contributed to the company’s achievements. The plan provides cash compensation that is at-risk on an annual basis and is contingent on achievement of annual business and operating objectives and individual performance. The plan provides all participating employees the opportunity to share in the company’s performance through the achievement of established financial and individual objectives. The financial and individual objectives within the plan are intended to measure an increase in the value of our company and, in turn, our stock.

In recent years, we have adopted a bonus incentive plan with regard to each year. Performance under the annual bonus incentive plan is measured with respect to the designated plan fiscal year. Payments under the plan are paid in cash in an amount reviewed and approved by the Compensation Committee and are ordinarily made in the first quarter following the completion of a fiscal year, after the financial results for that year have been determined.

Our annual bonus incentive plan is usually consistent with our operating plan for the same year. In late 2010, we prepared a consolidated company operating budget for 2011 and individual operating budgets for each operating unit. The budgets took into consideration our views on market opportunities, customer and sale opportunities, technology enhancements for new products, product manufacturing and delivery schedules and other operating factors. The Board of Directors analyzed the proposed budgets with management extensively and, after analysis and consideration, the Board approved the consolidated 2011 operating plan. During late 2010 and early 2011, our Chief Executive Officer worked with our Human Resources department and members of senior management to formulate our 2011 bonus incentive plan, consistent with the 2011 operating plans approved by the Board.

At the beginning of 2011, the Compensation Committee approved our 2011 bonus incentive plan for executives and certain designated non-executive employees. The computation of awards generated under the plan is required to be approved by the committee. In February 2012, the committee reviewed the company’s actual performance against each of the plan performance goals established at the beginning of 2011 and evaluated the individual performance during the year of each participating named executive officer. The results of operations of the company for that year and individual performance evaluations determined the appropriate payouts under the annual bonus incentive plan.

The Compensation Committee has discretion in circumstances it determines are appropriate to authorize discretionary bonus awards that might exceed amounts that would otherwise be payable under the terms of the bonus incentive plan. These discretionary awards can be payable in cash, stock options, restricted stock, restricted stock units, stock appreciation rights or a combination thereof. Any stock options, restricted stock or restricted stock units awarded would be granted under one of our existing long-term equity compensation plans. Any stock appreciation rights awarded would be granted under our Stock Appreciation Rights Plan. The committee also has the discretion, in appropriate circumstances, to grant a lesser bonus award, or no bonus award at all, under the bonus incentive plan.

As described above, our bonus incentive plans are designed for payouts to generally track consistently with the financial performance of our company. The general intent of the plans is to reward key employees when the company and the employee perform well and not reward them when the company and the employee do not perform well. The graph shown below illustrates how the average amount of cash payments paid under our annual bonus incentive plans to named executive officers has varied over the years in relation to our financial performance. As clearly demonstrated in the graph, in most years when company financial performance is strong, cash bonus payments are generally higher. Likewise, when our financial performance is low as compared to our internal targets and plans, cash bonus payments are generally lower. There are occasionally exceptions to this general trend. For example, in 2008 we achieved an improved financial performance over the previous year, but average cash bonus awards under our 2008 annual bonus incentive plan were relatively lower because we did not achieve our internal financial and growth objectives for 2008. Likewise, in 2011 we grew adjusted operating income by 32% over 2010, but average cash bonus awards under our 2011 annual bonus incentive plan were lower than in 2010 because we did not achieve our internal financial objectives for 2011. This history demonstrates a clear and consistent link between our executive officer bonus incentive compensation and our performance.

Below are a general description of our 2011 bonus incentive plan and a general summary of the company performance criteria applicable to the plan:

2011 Bonus Incentive Plan

The purpose of the 2011 bonus incentive plan was to:

•	provide an incentive for our participating employees to achieve their highest level of individual and team performance in order to accomplish our company’s 2011 strategic and financial goals, and

•	reward the employees for those achievements and accomplishments.

Designated employees, including our named executive officers, were eligible to participate in our 2011 bonus incentive plan. Under the 2011 plan, approximately 25% of the funds allocated for distribution were available to award to eligible employees regardless of the company’s 2011 financial performance, and approximately 75% of the funds were available for distribution to eligible employees only to the extent the company satisfied the designated 2011 financial performance criteria. As a result, the amount of total dollars available for distribution under the bonus incentive plan was largely dependent on the company’s achievement of the pre-defined financial objectives.

As reported in the chart below, our 2011 bonus incentive plan established a 2011 target consolidated operating income performance goal. Consolidated operating income was selected as the most appropriate performance goal for our 2011 plan because the committee believed that operating income was the best indicator of our company’s overall business trends and performance and evidenced a direct correlation with the interests of our stockholders and our company performance. When determining annual operating income for purposes of the bonus incentive plan, the actual operating income number is adjusted as necessary to reflect the accounting impact of any special accounting events, such as write-offs, and also to reflect any other items that may have the effect of altering actual results, such as dispositions of business units. Under the plan, every participating named executive officer other than our Chief Executive Officer had the opportunity to earn up to 100% of his base salary depending on performance of our company against the designated performance goal and performance of the executive against personal criteria determined at the beginning of 2011 by our Chief Executive Officer. Under separate terms approved by the Compensation Committee and contained in his employment agreement, Mr. Peebler, who served as our Chief Executive Officer during 2011, participated in the plan with potential to earn a target incentive payment of 75% of his base salary, depending on achievement of the company’s target consolidated performance goal and pre-designated personal critical success factors, and a maximum of 150% of his base salary upon achievement of the maximum consolidated performance goal and his personal goals. Our Chief Executive Officer typically carries a higher target and maximum bonus incentive plan percentage as compared to our other named executive officers as a result of his leadership role in setting company policy and strategic planning.

Performance Criteria.    In early 2011, the Compensation Committee approved the following corporate consolidated operating income performance criteria for consideration of bonus awards to the named executive officers and other covered employees under the 2011 bonus incentive plan:

Threshold Operating Income	Target Operating Income	Maximum Operating Income
$57.2 million	$71.5 million	$114.4 million

Where an employee is primarily involved in a particular business unit, the financial performance criteria under our bonus incentive plan are heavily weighted toward the operational performance of the employee’s business unit rather than consolidated company performance. The “Non-Equity Incentive Plan Compensation” column of our 2011 Summary Compensation Table below reflects the payments that our named executive officers earned and received under our 2011 bonus incentive plan, and the “Bonus” column of the same table reflects any discretionary cash bonus payments received by our named executive officers during 2011. During 2011, on a consolidated basis, we achieved adjusted consolidated operating income of $69.6 million. Although our 2011 adjusted operating income represented a 32% improvement over 2010 and we exceeded our threshold consolidated financial performance criteria under our 2011 bonus incentive plan, we achieved only 97% of our 2011 plan target consolidated financial performance criteria. As a result, our eligible named executive officers and many other eligible executives and employees received a cash bonus award under the plan but most of our named executive officers received lower cash bonus awards under the 2011 plan than in 2010, when our financial results exceeded the 2010 plan target criteria.

In addition to overall company performance, when considering the 2011 bonus incentive plan awards paid to our named executive officers, the Compensation Committee also considered the individual performances and accomplishments of each officer. For example, when considering the bonus award paid to Mr. Peebler, among the factors the Committee took into consideration was Mr. Peebler’s effective leadership in the company’s achievement of its solid 2011 results and in achieving a smooth transition of the CEO duties to Mr. Hanson. When considering the bonus award paid to Mr. Hanson, among the factors the Committee took into consideration was that in August 2011, Mr. Hanson assumed the duties and responsibilities of President and Chief Operating Officer in addition to his CFO duties and also worked very effectively with Mr. Peebler to transition to Chief Executive Officer in January 2012. When considering the bonus award paid to Mr. Williamson, among the factors the Committee took into consideration were the strong 2011 financial performance of his GeoVentures business unit and his involvement and leadership in successful several cross-business unit projects during 2011. When considering the bonus award paid to Mr. Roland, among the factors the Committee took into consideration was Mr. Roland’s leadership in assisting the Company with completing a number of important projects during 2011. When considering the bonus award paid to Mr. Bernitsas, among the factors the Committee took into consideration was Mr. Bernitsas’ leadership in expanding the Company’s data processing business capabilities internationally during 2011 and in developing a sizeable backlog for 2012.

In February 2012, the Compensation Committee approved our 2012 bonus incentive plan. The general structure of our 2012 bonus incentive plan is similar to that of our 2011 plan. The particular performance goals designated under our 2012 plan are higher than those designated for our 2011 plan, but reflect our confidential strategic plans, and cannot be disclosed at this time because it would provide our competitors with confidential information regarding our market and segment outlook and strategies. We are currently unable to determine how difficult it will be for our company to meet the designated performance goals under our 2012 plan. Generally, the committee attempts to establish the threshold, target and maximum levels such that the relative difficulty of achieving each level is approximately consistent from year to year.

The Compensation Committee reviews each annual bonus incentive plan to ensure that the key elements of the plan continue to meet the objectives described above.

Long-Term Stock-Based Incentive Compensation

We have structured our long-term incentive compensation to provide for an appropriate balance between rewarding performance and encouraging employee retention and stock ownership. There is no pre-established policy or target for the allocation between either cash or non-cash or short-term and long-term incentive compensation; however, at executive management levels, the Compensation Committee strives for compensation to increasingly focus on longer-term incentives. In conjunction with the Board, executive management is responsible for setting and achieving long-term strategic goals. In support of this responsibility, compensation for executive management tends to be weighted towards rewarding long-term value creation for stockholders. The below table illustrates the mix of total compensation received by Mr. Hanson, our current Chief Executive Officer, and our other current named executive officers during 2011, other than Mr. Peebler, who served as our CEO until the end of 2011 and whose compensation during 2011 was not representative of compensation paid to non-CEO named executive officers, and Mr. Heinlein, who was hired in November 2011:

For 2011, there were three forms of long-term incentives utilized for executive officers and key employees: stock options, restricted stock, and restricted stock units. For 2012, we have again recommended that stock options, restricted stock and restricted stock units be the only forms of long-term equity-based incentives to be utilized for executive officers and key employees. Our long-term incentive plans have provided the principal method for our executive officers to acquire equity or equity-linked interests in our company.

Of the total stock option or restricted stock employee awards made by ION during 2011, 71% were in the form of stock options and 29% were in the form of restricted stock or restricted stock units.

Stock Options.    Under our equity plans, stock options may be granted having exercise prices equal to either the closing price of our stock on the date before the date of grant or the average of the high and low sale prices of our stock on the date of grant, depending on the terms of the particular stock option plan that governs the award. In any event, all awards of stock options are made at or above the market price at the time of the award. The Compensation Committee will not grant stock options having exercise prices below the market price of our stock on the date of grant, and will not reduce the exercise price of stock options (except in connection with adjustments to reflect recapitalizations, stock or extraordinary dividends, stock splits, mergers, spin-offs and similar events, as required by the relevant plan) without the consent of our stockholders. Our stock options generally vest ratably over four years, based on continued employment. Prior to the exercise of an option, the holder has no rights as a stockholder with respect to the shares subject to such option, including voting rights and the right to receive dividends or dividend equivalents. New option grants normally have a term of ten years.

The purpose of stock options is to provide equity compensation with value that has been traditionally treated as entirely at-risk, based on the increase in our stock price and the creation of stockholder value. Stock options also allow our executive officers and key employees to have equity ownership and to share in the appreciation of the value of our stock, thereby aligning their compensation directly with increases in stockholder value. Stock options only have value to their holder if the stock price appreciates in value from the date options are granted.

Stock option award decisions are generally based on past business and individual performance. In determining the number of options to be awarded, we also consider the grant recipient’s qualitative and quantitative performance, the size of stock option and other stock based awards in the past, and expectations of the grant recipient’s future performance. In 2011, a total of 124 employees received option awards, covering 1,559,400 shares of common stock. In 2011, the named executive officers received option awards for a total of 527,000 shares, or approximately 34% of the total options awarded in 2011.

Restricted Stock and Restricted Stock Units.    We use restricted stock and restricted stock units to focus executives on our long-term performance and to help align their compensation more directly with stockholder value. Vesting of restricted stock and restricted stock units typically occurs ratably over three years, based solely on continued employment of the recipient-employee. In 2011, 154 employees received restricted stock or restricted stock unit awards, covering an aggregate of 651,661 shares of restricted stock and shares underlying restricted stock units. The named executive officers received awards totaling 137,261 shares of restricted stock in 2011, or approximately 21% of the total shares of restricted stock awarded in 2011.

Awards of restricted stock units have been made to certain of our foreign employees in lieu of awards of restricted stock. Restricted stock units provide certain tax benefits to our foreign employees as the result of foreign law considerations, so we expect to continue to award restricted stock units to certain foreign employees for the foreseeable future.

Cash-Settled Stock Appreciation Rights.    In 2008, we awarded cash-settled stock appreciation rights to Mr. Hanson as a special award in lieu of grants of stock options in order to provide further emphasis on our long-term performance and to further align his compensation more directly with stockholder value. Full vesting of all of the stock appreciation rights awarded to Mr. Hanson occurred in 2011 in accordance with the terms of the grant. No stock appreciation rights were awarded in 2009, 2010 or 2011.

The Compensation Committee intends to review the long-term incentive program annually to ensure that the key elements of this program continue to meet the objectives described above.

Approval and Granting Process.    As described above, the Compensation Committee reviews and approves all stock option, restricted stock, restricted stock unit and stock appreciation right awards made to executive officers, regardless of amount. With respect to equity compensation awarded to employees other than executive officers, the committee reviews and approves all grants of restricted stock, stock options and restricted stock units above 5,000 shares, generally based upon the recommendation of our Chief Executive Officer. Committee approval is required for any grant to be made to an executive officer in any amount. The committee has granted to our Chief Executive Officer the authority to approve grants to any employee other than an executive officer of (i) up to 5,000 shares of restricted stock and (ii) stock options for not more than 5,000 shares. Our Chief Executive Officer is also required to provide a report to the committee of all awards of options and restricted stock made by him under this authority. We believe that this policy is beneficial because it enables smaller grants to be made more efficiently. This flexibility is particularly important with respect to attracting and hiring new employees, given the increasingly competitive market for talented and experienced technical and other personnel in locales in which our employees work.

All grants of restricted stock, restricted stock units, stock options and stock appreciation rights to employees or directors are granted on one of four designated quarterly grant dates during the year: March 1, June 1, September 1 or December 1. The Compensation Committee approved these four dates because they are not close to any dates that would normally be anticipated to contain earnings announcements or other announcements of material events. For an award to a current employee, the grant date for the award is the first designated quarterly grant date that occurs after approval of the award. For an award to a newly hired employee who is not yet employed by us at the time the award is approved, the grant date for the award is the first designated quarterly grant date that occurs after the new employee commences work. We believe that this process of fixed quarterly grant dates is beneficial because it serves to remove any perception that the grant date for an award could be capable of manipulation or change for the benefit of the recipient. In addition, having all grants occur on a maximum of four days during the year simplifies certain fair value accounting calculations related to the grants, thereby minimizing the administrative burden associated with tracking and calculating the fair values, vesting schedules and tax-related events upon vesting of restricted stock and also lessening the opportunity for inadvertent calculation errors.

With the exception of significant promotions, new hires or unusual circumstances, we generally make most awards of equity compensation on December 1 of each year. This date was selected because (i) it enables us to consider individual performance eleven months into the year, (ii) it simplifies the annual budget process by having the expense resulting from the equity award occur late in the year, (iii) the date is approximately three months before the date that we normally pay any annual incentive bonuses and (iv) generally speaking, December 1 is not close to any dates that would normally be anticipated to contain earnings announcements or other announcements of material events.

Clawback Policy

We have implemented a Compensation Recoupment Policy (commonly referred to as a “clawback” policy). The policy provides that, in the event of a restatement of our financial results due to material noncompliance with applicable financial reporting requirements, the Board will, if it determines appropriate and subject to applicable laws and the terms and conditions of our applicable stock plans, programs or arrangements, seek reimbursement of the incremental portion of performance-based compensation, including performance-based bonuses and long term incentive awards, paid to current or former executive officers within three years of the restatement date, in excess of the compensation that would have been paid had the compensation amount been based on the restated financial results.

Personal Benefits, Perquisites and Employee Benefits

Our executives have concluded that most perquisites traditionally offered to executives of similarly-sized companies are unnecessary for our company. As a result, perquisites and any other similar personal benefits offered to our executive officers are substantially the same as those offered to our general salaried employee population. These benefits include access to medical and dental insurance, life insurance, disability insurance, vision plan, charitable gift matching (up to designated limits), 401(k) plan with a company match of certain levels of contributions, flexible spending accounts for healthcare and dependent care, and other customary employee benefits. Business-related relocation benefits may be reimbursed on a case-by-case basis. We intend to continue applying our general policy of not providing specific personal benefits and perquisites to our executives; however, we may, in our discretion, revise or add to any executive’s personal benefits and perquisites if we deem it advisable.

Risk Management Considerations

The Compensation Committee believes that our company’s bonus and equity programs create incentives for employees to create long-term stockholder value. The committee has considered the concept of risk as it relates to the company’s compensation programs and has concluded that the company’s compensation programs do not encourage excessive or inappropriate risk-taking. Several elements of the compensation programs are designed to promote the creation of long-term value and thereby discourage behavior that leads to excessive risk:

•

The compensation programs consist of both fixed and variable compensation. The fixed (or salary) portion is designed to provide a steady income regardless of the company’s stock price performance so that executives do not focus exclusively on stock price performance to the detriment of other important business metrics. The variable (cash bonus and equity) portions of compensation are designed to reward both short- and long-term corporate performance. The Compensation Committee believes that the variable elements of compensation are a sufficient percentage of overall compensation to motivate executives to produce positive short- and long-term corporate results, while the fixed element is also sufficiently high that the executives are not encouraged to take unnecessary or excessive risks in doing so.

•

The financial metrics used to determine the amount of an executive’s bonus are measures the committee believes drive long-term stockholder value and ensure the continued viability of the company. Moreover, the committee attempts to set ranges for these measures that encourage success without encouraging excessive risk taking to achieve short-term results. In addition, the overall maximum bonus for each participating named executive officer other than our Chief Executive Officer is not expected to exceed 100% of the executive’s base salary under the bonus plan, and the overall bonus for our Chief Executive Officer under his employment agreement will not exceed 150% of his base salary under the bonus plan, in each case no matter how much the company’s financial performance exceeds the ranges established at the beginning of the year.

•

We have strict internal controls over the measurement and calculation of the financial metrics that determine the amount of an executive’s bonus, designed to keep it from being susceptible to manipulation by an employee, including our executives.

•

Stock options generally become exercisable over a four-year period and remain exercisable for up to ten years from the date of grant, encouraging executives to look to long-term appreciation in equity values.

•	Restricted stock generally becomes exercisable over a three-year period, again encouraging executives to look to long-term appreciation in equity values.

•

Senior executives, including our named executive officers, are required to acquire over time and hold shares of our company’s stock having a value of between one and four times the executive’s annual base salary, depending on the level of the executive. The Compensation Committee believes that the stock ownership guidelines provide a considerable incentive for management to consider the company’s long-term interests, since a portion of their personal investment portfolio consists of company stock.

•

In addition, we do not permit any of our executive officers or directors to enter into any derivative or hedging transactions on our stock, including short sales, market options, equity swaps and similar instruments, thereby preventing executives from insulating themselves from the effects of poor company stock price performance. Please refer to “— Stock Ownership Requirements; Hedging Policy” below.

•

We have implemented a compensation recoupment (clawback) policy that provides, in the event of a restatement of our financial results due to material noncompliance with financial reporting requirements, for reimbursement of the incremental portion of performance-based compensation, including performance-based bonuses and long term incentive awards, paid to current or former executive officers within three years of the restatement date, in excess of the compensation that would have been paid had such compensation amount been based on the restated financial results. Please refer to “— Clawback Policy” above.

Indemnification of Directors and Executive Officers

Our Bylaws provide certain rights of indemnification to our directors and employees (including our executive officers) in connection with any legal action brought against them by reason of the fact that they are or were a director, officer, employee or agent of our company, to the full extent permitted by law. Our Bylaws also provide, however, that no such obligation to indemnify exists as to proceedings initiated by an employee or director against us or our directors unless (a) it is a proceeding (or part thereof) initiated to enforce a right to indemnification or (b) was authorized or consented to by our Board of Directors.

As discussed below, we have also entered into employment agreements with certain of our executive officers that provide for us to indemnify the executive to the fullest extent permitted by our Certificate of Incorporation and Bylaws. The agreements also provide that we will provide the executive with coverage under our directors’ and officers’ liability insurance policies to the same extent as provided to our other executives.

Stock Ownership Requirements; Hedging Policy

We believe that broad-based stock ownership by our employees (including our executive officers) enhances our ability to deliver superior stockholder returns by increasing the alignment between the interests of our employees and our stockholders. Accordingly, the Board has adopted stock ownership requirements applicable to each of our senior executives, including our named executive officers. The policy requires each executive to retain direct ownership of at least 50% of all shares of our company’s stock received upon exercise of stock options and vesting of awards of restricted stock or restricted stock units until the executive owns shares with an aggregate value equal to the following multiples of the executive’s annual base salary:

President and Chief Executive Officer — 4x

Executive Vice President — 2x

Senior Vice President — 1x

As of the date of this proxy statement, all of our senior executives were in compliance with the stock ownership requirements. In addition, we do not permit any of our executive officers or directors to enter into any derivative or hedging transactions with respect to our stock, including short sales, market options, equity swaps and similar instruments.

Impact of Regulatory Requirements and Accounting Principles on Compensation

The financial reporting and income tax consequences to our company of individual compensation elements are important considerations for the Compensation Committee when it is analyzing the overall level of compensation and the mix of compensation among individual elements. Under Section 162(m) of the Internal Revenue Code and the related federal treasury regulations, we may not deduct annual compensation in excess of $1 million paid to certain employees — generally our Chief Executive Officer and our four other most highly compensated executive officers — unless that compensation qualifies as “performance-based” compensation. Overall, the committee seeks to balance its objective of ensuring an effective compensation package for the executive officers with the need to maximize the immediate deductibility of compensation — while ensuring an appropriate (and transparent) impact on reported earnings and other closely followed financial measures.

In making its compensation decisions, the Compensation Committee has considered the limit of deductibility within the requirements of Internal Revenue Code Section 162(m) and its related Treasury regulations. As a result, the committee has designed much of the total compensation packages for the executive officers to qualify for the exemption of “performance-based” compensation from the deductibility limit. However, the committee does have the discretion to design and use compensation elements that may not be deductible within the limitations under Section 162(m), if the committee considers the tax consequences and determines that those elements are in our best interests. To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, we have not adopted a policy that all compensation must be deductible.

Certain payments to our named executive officers under our 2011 annual incentive plan may not qualify as performance-based compensation under Section 162(m) because the awards are calculated and paid in a manner that may not meet the requirements under Section 162(m) and the related Treasury regulations. Given the rapid changes in our business during 2011 and those that we foresee for the remainder of 2012, we believe that we are better served in implementing a plan that provides for adjustments and discretionary elements for our senior executives’ incentive compensation for 2012, rather than ensuring that we implement all of the requirements and limitations under Section 162(m) into these incentive plans.

For accounting purposes, we apply the guidance in ASC Topic 718 to record compensation expense for our equity-based compensation grants. ASC Topic 718 is used to develop the assumptions necessary and the model appropriate to value the awards as well as the timing of the expense recognition over the requisite service period, generally the vesting period, of the award.

Executive officers will generally recognize ordinary taxable income from stock option awards when a vested option is exercised. We generally receive a corresponding tax deduction for compensation expense in the year of exercise. The amount included in the executive officer’s wages and the amount we may deduct is equal to the common stock price when the stock options are exercised less the exercise price, multiplied by the number of stock options exercised. We do not pay or reimburse any executive officer for any taxes due upon exercise of a stock option. We have not historically issued any tax-qualified incentive stock options under Section 422 of the Internal Revenue Code.

Executives will generally recognize taxable ordinary income with respect to their shares of restricted stock at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant). Restricted stock unit awards are generally subject to ordinary income tax at the time of payment or issuance of unrestricted shares of stock. We are generally entitled to a corresponding federal income tax deduction at the same time the executive recognizes ordinary income.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management of ION. Based on such review and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and incorporated into ION’s annual report on Form 10-K for the year ended December 31, 2011.

Franklin Myers, Chairman

David H. Barr

James M. Lapeyre, Jr.

John N. Seitz

SUMMARY COMPENSATION TABLE

The following table summarizes the compensation paid to or earned by our named executive officers at December 31, 2011. The table lists the positions held by each person as of January 1, 2012.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)

R. Brian Hanson	2011	353,000	—	766,628	1,130,500	300,000	8,058	2,558,186
President, Chief Executive	2010	327,000	150,000	35,376	—	327,000	6,200	845,576
Officer and Director	2009	318,447	—	408,000	—	40,000	2,601	769,048

Robert P. Peebler	2011	625,000	—	—	—	475,000	5,005	1,105,005
Executive Chairman and	2010	575,000	225,000	1,684,945	—	862,500	—	3,347,445
Director	2009	559,961	—	582,974	—	75,000	3,317	1,221,252

Gregory J. Heinlein	2011	23,077	—	166,747	662,888	—	692	853,404
Senior Vice President and
Chief Financial Officer

Nikolaos Bernitsas	2011	310,000	—	46,480	115,620	75,000	7,517	554,617
Senior Vice President,	2010	272,140	—	71,900	376,750	220,000	3,864	944,654
GXT Imaging Solutions

David L. Roland	2011	286,000	—	29,050	96,350	130,000	8,250	549,650
Senior Vice President,	2010	270,000	125,000	71,900	106,000	185,000	5,919	763,819
General Counsel and	2009	265,847	—	163,200	87,475	30,000	2,492	549,014
Corporate Secretary

Ken Williamson	2011	300,000	—	87,150	192,700	300,000	8,250	888,100
Senior Vice President,	2010	272,712	—	71,900	355,550	272,712	5,978	978,852
GeoVentures

Discussion of Summary Compensation Table

Stock Awards Column.    All of the amounts in the “Stock Awards” column reflect the grant-date fair value of awards of restricted stock made during the applicable fiscal year (excluding any impact of assumed forfeiture rates) under our LTIP. While unvested, a holder of restricted stock is entitled to the same voting rights as all other holders of common stock. In each case, unless stated otherwise below, the awards of shares of restricted stock vest in one-third increments each year, over a three-year period. The values contained in the Summary Compensation Table under the Stock Awards Column are based on the grant date fair value of all stock awards (excluding any impact of assumed forfeiture rates). For a discussion of valuation assumptions, see Note 16, Stockholders’ Equity and Stock-Based Compensation — Valuation Assumptions, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. In addition to the grants and awards in 2011 described in the “2011 Grants of Plan-Based Awards” table below:

•

On December 1, 2009, Mr. Peebler received an award of 100,000 shares of restricted stock. As of January 1, 2012, all but 33,333 shares of this award had vested. The final 33,333 shares will vest on June 22, 2012 or upon the earlier occurrence of certain other designated events. See “— Employment Agreements — Robert P. Peebler” below.

•	On March 1, 2010, Mr. Peebler received an award of 12,215 shares of restricted stock. These shares of restricted stock vested in full on March 1, 2012.

•

On June 1, 2010, Mr. Peebler received an award of 300,000 shares of restricted stock. These shares of restricted stock will vest on June 22, 2012 or upon the earlier occurrence of certain other designated events.

•	On December 1, 2009, Mr. Hanson received an award of 100,000 shares of restricted stock.

•	On June 1, 2010, Mr. Hanson received an award of 6,515 shares of restricted stock. These shares of restricted stock will vest on June 1, 2013.

•	On December 1, 2010, Mr. Bernitsas received an award of 10,000 shares of restricted stock.

•	On December 1, 2009, Mr. Roland received an award of 30,000 shares of restricted stock.

•	On December 1, 2010, Mr. Roland received an award of 10,000 shares of restricted stock.

•	On December 1, 2010, Mr. Williamson received an award of 10,000 shares of restricted stock.

Option Awards Column.    All of the amounts shown in the “Option Awards” column reflect stock options granted under our LTIP. In each case, unless stated otherwise below, the options vest 25% each year over a four-year period. The values contained in the Summary Compensation Table are based on the grant date fair value of all option awards (excluding any impact of assumed forfeiture rates). For a discussion of valuation assumptions, see Note 16, Stockholders’ Equity and Stock-Based Compensation — Valuation Assumptions, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011. All of the exercise prices for the options equal or exceed the fair market value per share of ION common stock on the date of grant. In addition to the grants and awards in 2011 described in the “2011 Grants of Plan-Based Awards” table below:

•	On March 1, 2010, Mr. Bernitsas received an award of options to purchase 75,000 shares of our common stock for an exercise price of $4.58 per share.

•	On December 1, 2010, Mr. Bernitsas received an award of options to purchase 40,000 shares of our common stock for an exercise price of $7.19 per share.

•	On December 1, 2009, Mr. Roland received an award of options to purchase 25,000 shares of our common stock for an exercise price of $5.44 per share.

•	On December 1, 2010, Mr. Roland received an award of options to purchase 25,000 shares of our common stock for an exercise price of $7.19 per share.

•	On March 1, 2010, Mr. Williamson received an award of options to purchase 75,000 shares of our common stock for an exercise price of $4.58 per share.

•	On December 1, 2010, Mr. Williamson received an award of options to purchase 35,000 shares of our common stock for an exercise price of $7.19 per share.

Other Columns.    All payments of non-equity incentive plan compensation reported for 2011 were made in February 2012 with regard to the 2011 fiscal year and were earned and paid pursuant to our 2011 incentive plan. On March 31, 2010, each of Messrs. Peebler, Hanson and Roland also received discretionary bonus awards related to our successful and timely completion of various transactions related to our INOVA Geophysical land seismic equipment joint venture with BGP. In making the discretionary bonus awards, among the factors considered by the Compensation Committee was Mr. Peebler’s leadership during the negotiation and completion of the joint venture transactions, Mr. Hanson’s critical involvement in the completion of the transactions and the related refinancing of most of our debt, and Mr. Roland’s contributions to the completion of the transactions. See “Compensation Discussion and Analysis — Elements of Compensation — Bonus Incentive Plan” above.

We do not sponsor for our employees (i) any defined benefit or actuarial pension plans (including supplemental plans), (ii) any non-tax-qualified deferred compensation plans or arrangements or (iii) any nonqualified defined contribution plans.

Our general policy is that our executive officers do not receive any executive “perquisites,” or any other similar personal benefits that are different from what our salaried employees are entitled to receive. ION provides the named executive officers with certain group life, health, medical and other non-cash benefits generally available to all salaried employees, which are not included in the “All Other Compensation” column in the Summary Compensation Table pursuant to SEC rules. The amounts shown in the “All Other Compensation” column solely consist of employer matching contributions to ION’s 401(k) plan.

2011 GRANTS OF PLAN-BASED AWARDS

		Estimated Future Payouts Under Non- Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name	Grant Date	Threshold ($)	Target ($)	Maxi- mum ($)

R. Brian Hanson(6)	—	44,125	176,500	353,000	—	—	—	—
	3/1/11	—	—	—	38,561			478,928
	9/1/11	—	—	—	42,000	250,000	7.07	1,418,200

Robert P. Peebler(7)	—	—	468,750	937,500	—	—	—	—

Gregory J. Heinlein(8)	12/1/11	—	—	—	28,700	172,000	5.81	829,635

Nikolaos Bernitsas	—	38,750	155,000	310,000	—	—	—	—
	12/1/11	—	—	—	8,000	30,000	5.81	162,100

David L. Roland	—	35,750	143,000	286,000	—	—	—	—
	12/1/11	—	—	—	5,000	25,000	5.81	125,400

Ken Williamson	—	37,500	150,000	300,000	—	—	—	—
	12/1/11	—	—	—	15,000	50,000	5.81	279,850

(1)	Reflects the estimated threshold, target and maximum award amounts for grants under our 2011 incentive plan to our named executive officers. Under the plan, every participating executive other than Mr. Peebler, who served as our Chief Executive Officer during 2011, had the opportunity to earn a maximum of 100% of his base salary depending on performance of the company against the designated performance goal, and performance of the executive against personal performance criteria. Under separate terms approved by the Compensation Committee and contained in his employment agreement, Mr. Peebler participated in the plan with the potential to earn a target incentive payment of 75% of his base salary, depending on achievement of the company’s target consolidated performance goal and pre-designated personal critical success factors, and a maximum of 150% of his base salary upon achievement of the maximum consolidated performance goal and the personal critical success factors. Mr. Peebler’s employment agreement does not specify that he will earn a bonus upon achievement of a threshold consolidated performance goal. Because award determinations under the plan were based in part on outcomes of personal evaluations of employee performance by our Chief Executive Officer and the Compensation Committee, the computation of actual awards generated under the plan upon achievement of threshold and target company performance criteria differed from the above estimates. See “— Compensation Discussion and Analysis — Elements of Compensation — Bonus Incentive Plan” above. For actual payout amounts to our named executive officers under our 2011 bonus incentive plan, see the “Non-Equity Incentive Plan Compensation” column in the “Summary Compensation Table” above.

(2)	Our company does not offer or sponsor any “equity incentive plans” (as that term is defined in Item 402(a) of Regulation S-K) for employees.

(3)	All stock awards reflect the number of shares of restricted stock granted under our LTIP. While unvested, a holder of restricted stock is entitled to the same voting rights as all other holders of common stock. In each case, unless stated otherwise below, the awards of shares of restricted stock vest in one-third increments each year, over a three-year period.

(4)	All amounts reflect awards of stock options granted under our LTIP. In each case, unless stated otherwise below, the options vest 25% each year over a four-year period. All of the exercise prices for the options reflected in the above chart equal or exceed the fair market value per share of ION common stock on the date of grant (on August 31, 2011, the last completed trading day prior to the September 1, 2011 grant date, the closing price per share on the NYSE was $7.07, and on November 30, 2011, the last completed trading day prior to the December 1, 2011 grant date, the closing price per share on the NYSE was $5.81).

(5)

The values contained in the table are based on the grant date fair value of the award computed in accordance with ASC Topic 718 for financial statement reporting purposes, but exclude any impact of assumed forfeiture rates. For a discussion of valuation assumptions, see Note 16, Stockholders’ Equity and

Stock-Based Compensation — Valuation Assumptions, in our Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2011.

(6)	Pursuant to his prior employment agreement then in effect, on March 1, 2011 Mr. Hanson received an award of 38,561 shares of restricted stock, which is equal to $327,000 (the amount of cash incentive plan compensation that Mr. Hanson earned for fiscal 2010) divided by $8.48, which was the average of the closing sales price per share on the NYSE of our shares of common stock for the last ten business days of 2010. The shares of restricted stock will vest on March 1, 2014.

At the beginning of 2011, Mr. Hanson was serving as our Executive Vice President and Chief Financial Officer. In August 2011, Mr. Hanson was promoted to President and Chief Operating Officer in addition to his role as Chief Financial Officer. In November 2011, Mr. Heinlein was hired as our Senior Vice President and Chief Financial Officer and Mr. Hanson continued as President and Chief Operating Officer. On January 1, 2012, Mr. Hanson was appointed the President and Chief Executive Officer of the Company. In connection with his promotion to President and Chief Operating Officer in August 2011, on September 1, 2011, Mr. Hanson received an award of 42,000 shares of restricted stock and nonqualified stock options to purchase 250,000 shares of the Company’s common stock for an exercise price of $7.07 per share.

(7)	On December 31, 2011, Mr. Peebler retired from his Chief Executive Officer position and became the Company’s Executive Chairman.

(8)	In November 2011, Mr. Heinlein was hired as the Company’s Senior Vice President and Chief Financial Officer. In connection with his hire, on December 1, 2011, Mr. Heinlein received an award of 28,700 shares of restricted stock and nonqualified stock options to purchase 172,000 shares of the Company’s common stock for an exercise price of $5.81 per share.

Employment Agreements

We enter into employment agreements with senior officers, including some of the named executive officers, when the Compensation Committee determines that an employment agreement is desirable for us to obtain a measure of assurance as to the executive’s continued employment in light of prevailing market competition for the particular position held by the executive officer, or where the committee determines that an employment agreement is necessary and appropriate to attract an executive in light of market conditions, the prior experience of the executive or practices at ION with respect to other similarly situated employees. As of January 1, 2012, the only executives with employment agreements were Mr. Hanson, Mr. Peebler, Mr. Heinlein and Mr. Roland.

The following discussion describes the material terms of the employment agreements:

R. Brian Hanson

In connection with his appointment as our President and Chief Executive Officer on January 1, 2012, Mr. Hanson entered into a new employment agreement. The agreement provides for Mr. Hanson to serve as our President and Chief Executive Officer for an initial term of three years, with automatic two-year renewals thereafter. Any change of control of our company after January 1, 2013 will cause the remaining term of Mr. Hanson’s employment agreement to automatically adjust to a term of three years, which will commence on the effective date of the change of control.

The agreement provides for Mr. Hanson to receive an initial base salary of $450,000 per year and be eligible to receive an annual performance bonus under our incentive compensation plan, with a target incentive plan bonus amount equal to 75% of his base salary and with a maximum incentive plan bonus amount equal to 150% of his base salary.

Under the agreement, and as approved by the Compensation Committee, Mr. Hanson will be entitled to receive grants of (i) options to purchase shares of our common stock and (ii) shares of our restricted stock.

Mr. Hanson will also be eligible to participate in other equity compensation plans that are established for our key executives, as approved by the Compensation Committee. In the agreement, we also agreed to indemnify Mr. Hanson to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as other company executives.

We may at any time terminate our employment agreement with Mr. Hanson for “Cause” if Mr. Hanson (i) willfully and continuously fails to substantially perform his obligations, (ii) willfully engages in conduct materially and demonstrably injurious to our property or business (including fraud, misappropriation of funds or other property, other willful misconduct, gross negligence or conviction of a felony or any crime involving moral turpitude) or (iii) commits a material breach of the agreement. In addition, we may at any time terminate the agreement if Mr. Hanson suffers permanent and total disability for a period of at least 180 consecutive days, or if Mr. Hanson dies. Mr. Hanson may terminate his employment agreement for “Good Reason” if we breach any material provision of the agreement, we assign to Mr. Hanson any duties materially inconsistent with his position, we materially reduce his duties, functions, responsibilities, budgetary or other authority, or take other action that results in a diminution in his office, position, duties, functions, responsibilities or authority, we relocate his workplace by more than 50 miles, or we elect not to extend the term of his agreement.

In his agreement, Mr. Hanson agrees not to compete against us, assist any competitor, attempt to solicit any of our suppliers or customers, or solicit any of our employees, in any case during his employment and for a period of two years after his employment ends. The employment agreement also contains provisions relating to protection of our confidential information and intellectual property. The agreement does not contain any tax gross-up benefits.

For a discussion of the provisions of Mr. Hanson’s employment agreement regarding compensation to Mr. Hanson in the event of a change of control affecting our company or his termination by us without cause or by him for good reason, see “— Potential Payments Upon Termination or Change of Control — R. Brian Hanson” below.

Robert P. Peebler

Our employment agreement with Mr. Peebler, dated March 31, 2003, provided that Mr. Peebler would serve as President and Chief Executive Officer for a five-year term, unless sooner terminated. We amended Mr. Peebler’s employment agreement in September 2006, February 2007, August 2007, January 2009 and June 2010, to extend the term of the agreement (most recently) to December 31, 2012, and to make certain other changes. The following description reflects Mr. Peebler’s employment agreement as so amended, except where the context requires otherwise.

Under the agreement, Mr. Peebler is entitled to an annual base salary of at least $500,000, and to participate in all of our employee benefit plans available to senior executives at a level commensurate with his position. Mr. Peebler’s annual base salary is currently $625,000.

Mr. Peebler’s agreement provides that he will be eligible to participate in our annual incentive plan, with a target incentive plan bonus amount equal to 75% of his base salary and with a maximum incentive plan bonus amount equal to 150% of his base salary. His annual bonus will be earned upon achievement of our consolidated operating income performance targets applicable to the senior leadership bonus plan for the relevant year, and Mr. Peebler’s critical success factors as determined in advance by the Compensation Committee.

Under his original employment agreement, Mr. Peebler received a grant in 2003 of an option to purchase 1,325,000 shares of our common stock at $6.00 per share, which exercise price exceeded the market price of our shares on the date of grant by 60% (at March 31, 2003, the date of his grant, the closing sales price per share of our common stock on the NYSE was $3.60). Mr. Peebler’s 2006 amendment to his employment agreement provided that he was entitled to receive (a) in 2007, an award of shares of restricted common stock based on the amount of the annual incentive plan bonus earned by him for 2006, vesting on the date that is the second anniversary of the date of the award; (b) in 2007, an award of shares of restricted stock equivalent in value to his annual base salary, vesting on the date that is the third anniversary of the date of the award; and (c) in years following 2007 through the end of the term of his agreement, an award of shares of restricted stock based on the amount of the annual incentive plan bonus, if any, earned by Mr. Peebler for the preceding year, vesting on the date that is the second anniversary of the date of the award, and additional stock options as may be determined by the Compensation Committee.

Under the Internal Revenue Code and applicable treasury regulations, awards of shares of restricted stock are generally subject to federal ordinary income tax at the date on which shares are no longer subject to a “substantial risk of forfeiture” (in most cases, the date on which the shares become vested under the terms of the award). The LTIP had provided that upon the termination of the employment of any plan participant (including Mr. Peebler) by reason of retirement after reaching the age of 65 (or under company policies), all outstanding unvested shares of restricted stock would accelerate and become fully vested on that retirement date. However, under applicable federal income tax interpretations, all unvested shares of restricted stock are no longer subject to a substantial risk of forfeiture upon the date when the participant reaches age 65, regardless of whether the participant has actually retired on that date or whether his shares would vest on that date under the terms of the LTIP and the award agreement. In this event, the participant would recognize ordinary compensation income with respect to those unvested shares on his or her 65th birthday and become liable for federal income and withholding taxes at that time. Because the LTIP had provided that a vesting event would not occur until the participant had actually terminated his employment after age 65, if the participant had elected to continue his employment past age 65, there would be no vesting event on his 65th birthday and the participant would be unable to have any otherwise-vested restricted shares available from which to satisfy his or her withholding tax liabilities. On August 30, 2011, we amended the LTIP by deleting the provision that provided for the acceleration of vesting of restricted stock and restricted stock units granted under the LTIP after August 30, 2011 by reason of the retirement of a participant. See “ — Compensation Discussion and Analysis — Long-Term Stock-Based Incentive Compensation” above.

As of August 30, 2011, Mr. Peebler owned a total of 333,333 unvested shares of restricted stock. During that month, the Compensation Committee determined that accelerating the vesting of Mr. Peebler’s unvested shares of restricted stock so that the shares would vest on his 65th birthday (on June 22, 2012) would (i) not create any adverse financial or accounting impact on our company, and (ii) avoid Mr. Peebler’s having to recognize ordinary income on that date, even though the shares would not actually vest on that date if Mr. Peebler did not then retire. The LTIP provides that the Compensation Committee may, in its discretion, accelerate the vesting of an award made under the LTIP so long as such acceleration is either not adverse to the participant or else is consented to by the participant. For financial accounting purposes, our company had already fully amortized by December 2010, the entire stock-based compensation expense related to Mr. Peebler’s unvested shares of restricted stock. Accordingly, the Compensation Committee approved the acceleration of vesting of Mr. Peebler’s 333,333 outstanding shares of unvested restricted stock, with such acceleration to be effective on June 22, 2012. Until that accelerated vesting date, the shares of Mr. Peebler’s restricted stock will remain subject to restrictions on disposition. The remaining terms of Mr. Peebler’s restricted stock awards, including the remaining acceleration-of-vesting provisions, did not change.

We may at any time terminate our employment agreement with Mr. Peebler for “Cause” if Mr. Peebler (i) willfully and continuously fails to substantially perform his obligations, (ii) willfully engages in conduct materially and demonstrably injurious to our property or business (including fraud, misappropriation of funds or other property, other willful misconduct, gross negligence or conviction of a felony or any crime involving moral turpitude) or (iii) commits a material breach of the agreement. In addition, we may at any time terminate the agreement if Mr. Peebler suffers permanent and total disability for a period of at least 180 consecutive days, or if Mr. Peebler dies. Mr. Peebler may terminate his employment agreement for “Good Reason” if we breach any material provision of the agreement, we assign to Mr. Peebler any duties materially inconsistent with his position, we remove him from his current office, materially reduce his duties, functions, responsibilities or authority, or take other action that results in a diminution in his office, position, duties, functions, responsibilities or authority, or we relocate his workplace by more than 30 miles.

In his agreement, Mr. Peebler agrees not to compete against us, assist any competitor, attempt to solicit any of our suppliers or customers, or solicit any of our employees, in any case during his employment and for a period of two years after his employment ends. The employment agreement also contains provisions relating to protection of our confidential information and intellectual property. We also agreed to indemnify Mr. Peebler to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as our other executives.

Mr. Peebler’s agreement further provides that, upon his termination of employment due to (i) his “Retirement” (as that term is defined in his agreement) or (ii) his voluntary termination of employment from the Company at any time after his successor is appointed, Mr. Peebler will serve as a non-employee consultant to the Board of Directors of the Company for a term of five years for a consulting fee of $150,000 per year.

For a discussion of the provisions of Mr. Peebler’s employment agreement regarding compensation to Mr. Peebler in the event of our change of control affecting our company or his termination by us without cause or by him for good reason, see “— Potential Payments Upon Termination or Change of Control — Robert P. Peebler” below.

Gregory J. Heinlein

In connection with his appointment as our Senior Vice President and Chief Financial Officer in November 2011, Mr. Heinlein entered into an employment agreement that will remain in effect for the duration that Mr. Heinlein serves in such capacity. In his agreement, Mr. Heinlein agrees not to compete against us, assist any competitor, attempt to solicit any of our suppliers or customers, or solicit any of our employees, in any case during his employment and for a period of one year after his employment ends. The employment agreement also contains provisions relating to protection of our confidential information and intellectual property. The agreement does not contain any change-in control provisions or tax gross-up benefits. For a discussion of the provisions of Mr. Heinlein’s employment agreement regarding compensation to Mr. Heinlein in the event of a change of control affecting our company or his termination by us without cause or by him for good reason, see “— Potential Payments Upon Termination or Change of Control — Gregory J. Heinlein” below.

David L. Roland

Our employment agreement with Mr. Roland provides for Mr. Roland to serve as our Vice President, General Counsel and Corporate Secretary for an initial term of two years, with automatic one-year renewals thereafter. He will also be eligible to receive an annual performance bonus under our incentive compensation plan, with his target incentive compensation amount to be set at 50% of his annual base salary, and an opportunity under the plan to earn incentive compensation in an amount of up to 100% of his annual base salary. In the agreement, we also agreed to indemnify Mr. Roland to the fullest extent permitted by our Certificate of Incorporation and Bylaws, and to provide him coverage under our directors’ and officers’ liability insurance policies to the same extent as other company executives. The agreement does not contain any change-in control provisions or tax gross-up benefits. For a discussion of the provisions of Mr. Roland’s employment agreement regarding compensation to him in the event of his termination without cause or for good reason, see “— Potential Payments Upon Termination or Change of Control — David L. Roland” below.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth information concerning unexercised stock options (including SARs) and shares of restricted stock held by our named executive officers at December 31, 2011:

	Option Awards(1)						Stock Awards(2)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)

R. Brian Hanson	75,000		—	—	8.73	5/22/2016	112,076	687,026	—	—
	20,000		—		9.97	9/01/2016
	60,000		—		15.43	12/01/2017
	52,500		17,500		3.00	12/01/2018
	140,000	(4)	—		3.00	12/01/2018
	—		250,000		7.07	9/01/2021

Robert P. Peebler	135,000		45,000	—	3.00	12/01/2018	345,548	2,118,209	—	—

Gregory J. Heinlein	—		172,000	—	5.81	12/01/2021	28,700	175,931	—	—

Nikolaos Bernitsas	30,000		—	—	7.09	6/14/2014	16,666	102,163	—	—
	35,000		—		7.31	8/02/2015
	30,000		—		9.97	9/01/2016
	20,000		—		15.43	12/01/2017
	26,250		8,750		3.00	12/01/2018
	12,500		12,500		5.44	12/01/2019
	18,750		56,250		4.58	3/01/2020
	10,000		30,000		7.19	12/01/2020
	—		30,000		5.81	12/01/2021

David L. Roland	30,000		—	—	9.97	9/01/2016	21,666	132,813	—	—
	30,000		—		15.43	12/01/2017
	15,000		7,500		3.00	12/01/2018
	12,500		12,500		5.44	12/01/2019
	6,250		18,750		7.19	12/01/2020
	—		25,000		5.81	12/01/2021

Ken Williamson	70,000		—	—	10.85	12/01/2016	23,666	145,073	—	—
	16,000		—		15.43	12/01/2017
	26,250		8,750		3.00	12/01/2018
	25,000		25,000		2.83	6/01/2019
	11,000		11,000		5.44	12/01/2019
	18,750		56,250		4.58	3/01/2020
	8,750		26,250		7.19	12/01/2020
	—		50,000		5.81	12/01/2021

(1)	All stock option information in this table relates to nonqualified stock options granted under our various stock plans and employment inducement programs. All of the unvested options in this table vest 25% each year over a four-year period.

(2)

The amounts shown represent shares of restricted stock granted under our LTIP. While unvested, the holder is entitled to the same voting rights as all other holders of common stock. Except for certain shares of restricted stock held by Mr. Peebler, in each case the grants of shares of restricted stock vest in one-third increments each year, over a three-year period. On December 1, 2009, Mr. Peebler received an award of 100,000 shares of restricted stock, one-third of which vested on December 1, 2010, one-third of which vested on December 1, 2011, and the final one-third will vest on June 22, 2012 or upon the earlier occurrence of certain other designated events. On March 1, 2010, Mr. Peebler received an award of 12,215 shares of restricted stock, all of which shares will vest on March 1, 2012. On June 1, 2010, Mr. Peebler received an award of 300,000 shares of restricted stock, all of which shares will vest on June 22, 2012 or upon the earlier occurrence of certain other designated events. See “— Employment Agreements — Robert P. Peebler” above.

(3)	Pursuant to SEC rules, the market value of each executive’s shares of unvested restricted stock was calculated by multiplying the number of shares by $6.13 (the closing price per share of our common stock on the NYSE on December 30, 2011, the last business day of 2011).

(4)	The amounts shown reflect awards of cash-settled SARs granted to Mr. Hanson on December 1, 2008 under our Stock Appreciation Rights Plan. Mr. Hanson’s SARs vested in full on December 1, 2011. See “— Summary Compensation Table — Discussion of Summary Compensation Table” above.

2011 OPTION EXERCISES AND STOCK VESTED

The following table sets forth certain information with respect to option and stock exercises by the named executive officers during the year ended December 31, 2011:

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
R. Brian Hanson(2)	—	—	30,000	174,300
Robert P. Peebler(3)	1,325,000	8,440,250	69,757	646,051
Gregory J. Heinlein(4)	—	—	—	—
Nikolaos Bernitsas(5)	15,037	148,566	6,667	38,735
David L. Roland(6)	40,000	158,850	16,667	96,835
Ken Williamson(7)	—	—	6,667	38,735

(1)	The values realized upon vesting of stock awards contained in the table are based on the market value of our common stock on the date of vesting.

(2)	The value realized by Mr. Hanson on the vesting of his restricted stock awards was calculated by multiplying 30,000 shares by $5.81 (the closing price per share of our common stock on the NYSE on his December 1, 2011 vesting date).

(3)	The value realized by Mr. Peebler on the vesting of his restricted stock awards was calculated by multiplying (a) 36,424 shares by $12.42 (the closing price per share of our common stock on the NYSE on his March 1, 2011 vesting date) and (b) 33,333 shares by $5.81 (the closing price per share of our common stock on the NYSE on his December 1, 2011 vesting date).

(4)	Mr. Heinlein was hired as our Senior Vice President and Chief Financial Officer in November 2011.

(5)	The value realized by Mr. Bernitsas on the vesting of his restricted stock awards was calculated by multiplying 6,667 shares by $5.81 (the closing price per share of our common stock on the NYSE on his December 1, 2011 vesting date).

(6)	The value realized by Mr. Roland on the vesting of his restricted stock awards was calculated by multiplying 16,667 shares by $5.81 (the closing price per share of our common stock on the NYSE on his December 1, 2011 vesting date).

(7)	The value realized by Mr. Williamson on the vesting of his restricted stock awards was calculated by multiplying 6,667 shares by $5.81 (the closing price per share of our common stock on the NYSE on his December 1, 2011 vesting date).

Potential Payments Upon Termination or Change of Control

Under the terms of our equity-based compensation plans and our employment agreements, our Chief Executive Officer and certain of our other named executive officers are entitled to payments and benefits upon the occurrence of specified events including termination of employment (with and without cause) and upon a change in control of our company. The specific terms of these arrangements, as well as an estimate of the compensation that would have been payable had they been triggered as of December 31, 2011, are described in detail below. In the case of each employment agreement, the terms of these arrangements were established through the course of arms-length negotiations with each executive officer, both at the time of hire and at the times of any later amendment. As part of these negotiations, the Compensation Committee analyzed the terms of the same or similar arrangements for comparable executives employed by companies in our industry group. This approach was used by the committee in setting the amounts payable and the triggering events under the arrangements. The termination of employment provisions of the employment agreements were entered into in order to address competitive concerns by providing those individuals with a fixed amount of compensation that would offset the potential risk of leaving their prior employer or foregoing other opportunities in order to join our company. At the time of entering into these arrangements, the committee considered the aggregate potential obligations of our company in the context of the desirability of hiring the individual and the expected compensation upon joining us. However, these contractual severance and post-termination arrangements have not affected the decisions the committee has made regarding other compensation elements and the rationale for compensation decisions made in connection with these arrangements.

The following summaries set forth estimated potential payments payable to each of our named executive officers (other than Mr. Hanson) upon termination of employment or a change of control of our company under their current employment agreements and our stock plans and other compensation programs as if his employment had so terminated for these reasons, or the change of control had so occurred, on December 31, 2011. The Compensation Committee may, in its discretion, agree to revise, amend or add to the benefits if it deems advisable. For purposes of the following summaries, with the exception of the information regarding Mr. Hanson, dollar amounts are estimates based on annual base salary as of December 31, 2011, benefits paid to the named executive officer in fiscal 2011 and stock and option holdings of the named executive officer as of December 31, 2011. Because Mr. Hanson entered into a new employment agreement on January 1, 2012 in connection with his appointment as our President and Chief Executive Officer, the summary regarding Mr. Hanson reflects estimates based on annual base salary as of January 1, 2012, benefits paid to Mr. Hanson in fiscal 2011 and stock and option holdings of Mr. Hanson as of January 1, 2012 and reports information as if his employment had terminated or the change of control had occurred on January 1, 2012. The summaries assume a price per share of ION common stock of $6.13 per share, which was the closing price per share on December 30, 2011, the last business day of 2011, as reported on the NYSE. The actual amounts to be paid to the named executive officers can only be determined at the time of each executive’s separation from the company.

The amounts of potential future payments and benefits as set forth in the tables below, and the descriptions of the assumptions upon which such future payments and benefits are based and derived, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are estimates of payments and benefits to certain of our executives upon their termination of employment or a change in control, and actual payments and benefits may vary materially from these estimates. Actual amounts can only be determined at the time of such executive’s actual separation from our company or the time of such change in control event. Factors that could affect these amounts and assumptions include the timing during the year of any such event, the company’s stock price, unforeseen future changes in our company’s benefits and compensation methodology and the age of the executive.

Robert P. Peebler

Termination and Change of Control.    Mr. Peebler is entitled to certain benefits under his employment agreement upon any of the following events:

•	we terminate his employment other than for cause, death or disability;

•	Mr. Peebler resigns for “good reason”; or

•	Mr. Peebler resigns after remaining with us or with our successor for a period of 18 months following a “change of control” involving our company.

Under Mr. Peebler’s employment agreement, a “change of control” occurs upon any of the following:

(1) the acquisition by a person or group of beneficial ownership of 51% or more of the outstanding shares of our common stock other than any acquisitions directly from ION, acquisitions by ION or an employee benefit plan maintained by ION, or certain permitted acquisitions in connection with a “business combination” (as defined in sub-paragraph (3) below);

(2) changes in directors on ION’s Board such that the individuals that constitute the entire Board cease to constitute at least a majority of directors of the Board, other than new directors whose appointment or nomination for election was approved by a vote of at least two-thirds of the directors then constituting the entire Board (except in the case of election contests);

(3) a “business combination” — that is, a merger or consolidation involving ION or a sale of all or substantially all of ION’s assets — unless owners of ION common stock immediately following such business combination together own more than 60% of the total outstanding stock or voting power of the entity resulting from the business combination; or

(4) ION’s stockholders approve the liquidation or dissolution of ION.

Upon the occurrence of any of the above events, Mr. Peebler would be entitled to receive the following (less applicable withholding taxes and subject to compliance with his two-year non-compete, non-solicit and no-hire obligations):

•	a lump sum cash amount equal to 0.99 times his annual base salary;

•	over a two-year period, a cash amount equal to two times his annual base salary; and

•

all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year.

We believe the 18-month change-of-control benefit referenced above maximizes stockholder value because it motivates Mr. Peebler to remain in his position for a sufficient period of time following a change of control to ensure a smoother integration and transition for the new owners. Given his unique and high levels of experience and expertise in the seismic industry, we believe Mr. Peebler’s severance structure is in our best interest because it ensures that for a two-year period after leaving our employment, Mr. Peebler will not be in a position to compete with us or otherwise adversely affect our business.

Change of Control Under Equity Compensation Plans.    Mr. Peebler and our other named executive officers currently hold outstanding awards under one or more of the following four equity compensation plans: our LTIP, our 2003 Employee Stock Option Plan, our 2000 Long-Term Incentive Plan and our Stock Appreciation Rights Plan. Under these plans, a “change of control” will be deemed to have occurred upon any of the following (which we refer to in this section as a “Plan Change of Control”):

(1) the acquisition by a person or group of beneficial ownership of 40% (or 51% under the 2003 Employee Stock Option Plan) or more of the outstanding shares of common stock other than acquisitions directly from ION, acquisitions by ION or an employee benefit plan maintained by ION, or certain permitted acquisitions in connection with a business combination described in sub-paragraph (3) below;

(2) changes in directors such that the individuals that constitute the entire board of directors cease to constitute at least a majority of directors of the board, other new directors whose appointment or nomination for election was approved by a vote of at least a majority of the directors (two–thirds of the directors under the 2003 Employee Stock Option Plan) then constituting the entire board of directors (except in the case of election contests);

(3) approval by our stockholders of a reorganization, merger, consolidation or similar business combination involving ION, unless (i) owners of our common stock immediately following such transaction together own more than 50% of the total outstanding stock or voting power of the entity resulting from the transaction (60% under the 2003 Employee Stock Option Plan) and (ii) at least a majority of the members of the board of directors of the entity resulting from the transaction were members of our board of directors at the time the agreement for the transaction is signed; or

(4) the sale of all or substantially all of our assets (in the case of the LTIP, the 2000 Long–Term Incentive Plan and the Stock Appreciation Rights Plan), or our stockholders approve our liquidation or dissolution (in the case of the 2003 Employee Stock Option Plan).

Upon any such “Plan Change of Control,” all of Mr. Peebler’s stock options granted to him under the 2003 Employee Stock Option Plan and the LTIP will become fully exercisable, and all restricted stock granted to him under the LTIP will automatically accelerate and become fully vested. Upon any of the above events, we would not be required to provide any medical continuation or death or disability benefits for Mr. Peebler that are not also available to our other employees as required by law or the applicable benefit plan.

Death or Disability.    Upon his death or disability, any options or restricted stock Mr. Peebler holds under our LTIP would automatically accelerate and become fully vested. As of December 31, 2011, Mr. Peebler held 345,548 shares of unvested restricted stock granted under our LTIP.

Termination by Us for Cause or by Mr. Peebler Other Than for Good Reason.    Upon his termination by us for Cause or his resignation other than for Good Reason, Mr. Peebler is not entitled to any payment or benefit other than the payment of unpaid salary and possibly accrued and unused vacation pay.

Mr. Peebler’s vested stock options will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement.

In addition, any voluntary termination of employment by Mr. Peebler will be treated for all purposes under our LTIP as a termination due to his retirement, thereby causing all of his currently held unvested stock options and restricted stock granted under that plan to automatically accelerate and become fully vested. Under our LTIP, any shares of unvested restricted stock granted after August 30, 2011 will not automatically accelerate and become fully vested upon retirement. Mr. Peebler owns 333,333 outstanding shares of unvested restricted stock that will vest on June 22, 2012. See “ — Employment Agreements — Robert P. Peebler” above.

If any payment or benefit under his employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules, we have agreed to pay to Mr. Peebler an additional amount to adjust for the incremental tax costs of those payments to him.

Assuming Mr. Peebler’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2011, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Bonus ($)(2)	Tax Gross-Ups ($)	Value of Accelerated Equity Awards ($)(3)
Without Cause or For Good Reason	1,868,750	468,750	—	—
Resign 18 months after change of control	1,868,750	468,750	—	—
Change of Control (regardless of termination), death or disability	—	—	—	2,259,059
Retirement or voluntary termination	—	—	—	2,259,059

(1)	$618,750 would be payable immediately and $1,250,000 would be payable over a two-year period. In addition to the listed amounts, if Mr. Peebler resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Peebler is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	Represents an estimate of the target bonus payment Mr. Peebler would be entitled to receive pursuant to our 2011 incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)	As of December 31, 2011, Mr. Peebler held 345,548 shares of unvested restricted stock and unvested options to purchase 45,000 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 45,000 shares underlying Mr. Peebler’s unvested options by $6.13 (the closing price per share on December 30, 2011) and then deducting the $3.00 exercise price for those shares. The value of accelerated unvested restricted stock was calculated by multiplying 345,548 shares by $6.13.

R. Brian Hanson

Termination and Change of Control.    Mr. Hanson is entitled to certain benefits under his employment agreement upon the occurrence of any of the following events:

•	we terminate his employment other than for cause, death or disability;

•	Mr. Hanson resigns for “good reason”; or

•

a “change in control” involving our company occurs and, within 12 months following the change in control, (a) we or our successor terminate Mr. Hanson’s employment or (b) Mr. Hanson terminates his employment after we or our successor (i) elect not to extend the term of his employment agreement, (ii) assign to Mr. Hanson duties inconsistent with his CEO position, duties, functions, responsibilities, authority or reporting relationship to the Board under his employment agreement, (iii) become a privately-owned company as a result of a transaction in which Mr. Hanson does not participate within the acquiring group, (iv) are rendered a subsidiary or division or other unit of another company; or (v) take any action that would constitute “good reason” under his employment agreement.

Under Mr. Hanson’s employment agreement, a “change in control” occurs upon any of the following:

(1) the acquisition by a person or group of beneficial ownership of 40% or more of our outstanding shares of common stock other than any acquisitions directly from ION, acquisitions by ION or an employee benefit plan maintained by ION, or certain permitted acquisitions in connection with a “Merger” (as defined in sub-paragraph (3) below);

(2) changes in directors on our board of directors such that the individuals that constitute the entire board cease to constitute at least a majority of directors of the board, other than new directors whose appointment or nomination for election was approved by a vote of at a majority of the directors then constituting the entire board of directors (except in the case of election contests);

(3) consummation of a “Merger” — that is, a reorganization, merger, consolidation or similar business combination involving ION — unless (i) owners of ION common stock immediately following such business combination together own more than 50% of the total outstanding stock or voting power of the entity resulting from the business combination in substantially the same proportion as their ownership of ION voting securities immediately prior to such Merger and (ii) at least a majority of the members of the board of directors of the corporation resulting from such Merger (or its parent corporation) were members of our board at the time of the execution of the initial agreement providing for the Merger; or

(4) the sale or other disposition of all or substantially all of our assets.

Upon the occurrence of any of the above events and conditions, Mr. Hanson would be entitled to receive the following (less applicable withholding taxes and subject to compliance with non-compete, non-solicit and no-hire obligations):

•	over a two-year period, a cash amount equal to two times his annual base salary and two times his target bonus amount in effect for the year of termination;

•	a prorated portion of any unpaid target incentive plan bonus for the year of termination; and

•

continuation of insurance coverage for Mr. Hanson as of the date of his termination for a period of two years at the same cost to him as prior to the termination. See “— Employment Agreements — R. Brian Hanson” above.

In addition, upon the occurrence of any of the above events or conditions, the vesting period for all of Mr. Hanson’s unvested equity awards granted on or after January 1, 2012 having a remaining vesting period of two years or less as of the date of termination will immediately accelerate to vest in full. In such event, all restrictions on the awards will thereupon be immediately lifted and the exercise period of all outstanding vested stock options (including the option awards that have been so accelerated) granted on or after January 1, 2012 will continue in effect until the earlier of (a) two years after the date of termination or (b) the expiration of the full original term, as specified in each applicable stock option agreement.

Upon a “Plan Change of Control” (see “ — Robert P. Peebler — Change of Control Under Equity Compensation Plans” above), all of Mr. Hanson’s stock options granted to him under the LTIP will become fully exercisable, all restricted stock awards granted to him under the LTIP will automatically accelerate and become fully vested. In addition, any change of control of our company will cause the remaining term of Mr. Hanson’s employment agreement to automatically adjust to two years, commencing on the effective date of the change of control.

We believe the double-trigger change-of-control benefit referenced above maximizes stockholder value because it motivates Mr. Hanson to remain in his position for a sufficient period of time following a change of control to ensure a smoother integration and transition for the new owners. Given his experience with our company and within the seismic industry as our CFO and CEO, we believe Mr. Hanson’s severance structure is in our best interest because it ensures that for a two-year period after leaving our employment, Mr. Hanson will not be in a position to compete against us or otherwise adversely affect our business.

Death, Disability or Retirement.    Upon his death or disability, all options and restricted stock that Mr. Hanson holds would automatically accelerate and become fully vested. Upon his retirement, (a) all options that Mr. Hanson holds would automatically accelerate and become fully vested and (b) all shares of restricted stock that Mr. Hanson was granted prior to August 30, 2011 would automatically accelerate and become fully vested.

Termination by Us for Cause or by Mr. Hanson Other Than for Good Reason.    Upon any termination by us for cause or any resignation by Mr. Hanson for any reason other than for “good reason” (as defined in his employment agreement), Mr. Hanson is not entitled to any payment or benefit other than the payment of unpaid salary and possibly accrued and unused vacation pay.

Mr. Hanson’s currently-held vested stock options and SARs will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable plan and grant agreement. If Mr. Hanson is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited. We have not agreed to provide Mr. Hanson any additional payments in the event any payment or benefit under his employment agreement is determined to be subject to the excise tax for “excess parachute payments” under U.S. federal income tax rules.

Assuming Mr. Hanson’s employment was terminated under each of these circumstances or a change of control occurred on January 1, 2012, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Bonus ($)(2)	Insurance Continuation ($)(3)	Tax Gross-Ups ($)	Value of Accelerated Equity Awards ($)(4)
Without Cause or For Good Reason	900,000	675,000	19,744	—	—
Termination after change in control	900,000	675,000	19,744	—	741,801
Change of Control (if not terminated), Death or Disability	—	—	—	—	741,801
Retirement	—	—	—	—	484,341
Voluntary Termination	—	—	—	—	—

(1)	Payable over a two-year period. In addition to the listed amounts, if Mr. Hanson resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Hanson is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	Represents two times the estimate of the target bonus payment Mr. Hanson would be entitled to receive pursuant to our 2011 bonus incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)	The value of insurance continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. Hanson, maintaining his same levels of medical, dental and other insurance in effect as of January 1, 2012, less the amount of premiums to be paid by Mr. Hanson for such coverage.

(4)	As of January 1, 2012, Mr. Hanson held 70,076 unvested shares of restricted stock that were granted prior to August 30, 2011, 42,000 unvested shares of restricted stock that were granted after August 30, 2011, and unvested stock options to purchase 267,500 shares of common stock. The value of accelerated unvested options was calculated by multiplying 17,500 shares underlying Mr. Hanson’s unvested options by $6.13 (the closing price per share on December 30, 2011) and then deducting the aggregate exercise price for those shares (equal to $3.00 per share for those 17,500 options). Options having an exercise price greater than $6.13 were calculated with a zero value. The value of unvested restricted stock to accelerate in the event of Change in Control, death or disability was calculated by multiplying 70,076 shares by $6.13. The value of unvested restricted stock to accelerate in the event of retirement was calculated by multiplying 42,000 shares by $6.13.

Gregory J. Heinlein

Termination and Change of Control.    Mr. Heinlein is entitled to certain benefits under his employment agreement upon any of the following events:

•	we terminate his employment for reasons other than for cause, death or disability; or

•	Mr. Heinlein resigns for “good reason.”

In the above scenarios, Mr. Heinlein would be entitled to receive the following (less applicable withholding taxes):

•	over a two-year period, a cash amount equal to two times his annual base salary; and

•

any unpaid incentive plan bonuses earned by him pursuant to the terms of the relevant incentive compensation plan with respect to the year of termination (pursuant to the terms of his offer of employment, Mr. Heinlein will participate in the 2012 bonus incentive plan beginning on January 1, 2012).

Upon a “Plan Change of Control” (see “— Robert P. Peebler — Change of Control Under Equity Compensation Plans” above), all of Mr. Heinlein’s unvested stock options granted to him under the LTIP will become fully exercisable, and all restricted stock granted to him under the LTIP will automatically accelerate and become fully vested. Mr. Heinlein’s employment agreement contains no change-of-control severance payment rights.

Death, Disability or Retirement.    Upon his death or disability, all options and restricted stock that Mr. Heinlein currently holds would automatically accelerate and become fully vested. Upon his retirement, all stock options that Mr. Heinlein holds would automatically accelerate and become fully vested.

Termination by Us for Cause or by Mr. Heinlein Other Than for Good Reason.    Upon any termination by us for cause or any resignation by Mr. Heinlein for any reason other than “good reason” (as defined in his employment agreement), Mr. Heinlein is not entitled to any payment or benefit other than the payment of unpaid salary and possibly accrued and unused vacation pay.

Mr. Heinlein’s vested stock options will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event. If Mr. Heinlein is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited.

Assuming Mr. Heinlein’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2011, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)
Without Cause or For Good Reason	600,000	—
Change of Control (regardless of termination), Death or Disability	—	230,971
Retirement	—	230,971
Voluntary Termination	—	—

(1)	Payable over a two-year period. In addition to the listed amounts, if Mr. Heinlein resigns or his employment is terminated for any reason, he may be entitled to be paid for his unused vacation days. Mr. Heinlein is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	As of December 31, 2011, Mr. Heinlein held 28,700 unvested shares of restricted stock and unvested stock options to purchase 172,000 shares of common stock. The value of accelerated unvested options was calculated by multiplying 172,000 shares underlying Mr. Heinlein’s unvested options by $6.13 (the closing price per share on December 30, 2011) and then deducting the aggregate exercise price for those shares (equal to $5.81 per share). The value of accelerated unvested restricted stock was calculated by multiplying 28,700 shares by $6.13.

Nikolaos Bernitsas

Mr. Bernitsas is not entitled to receive any contractual severance if we terminate his employment without cause. Upon a “Plan Change of Control” (see “— Robert P. Peebler — Change of Control Under Equity Compensation Plans” above), all of his unvested stock options granted to him under the LTIP will become fully exercisable and all restricted stock awards granted to him under the LTIP will automatically accelerate and become fully vested. Upon his death or disability, all options and restricted stock that Mr. Bernitsas holds would automatically accelerate and become fully vested. Upon his retirement, (a) all options that Mr. Bernitsas holds would automatically accelerate and become fully vested and (b) all shares of restricted stock that Mr. Bernitsas was granted prior to August 30, 2011 would automatically accelerate and become fully vested.

The vested stock options held by Mr. Bernitsas will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Bernitsas is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited.

Assuming his employment was terminated under each of these circumstances or a change of control occurred on December 31, 2011, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)
Without Cause	—	—
Change of Control (regardless of termination), Death or Disability	—	234,963
Retirement	—	185,923
Voluntary Termination	—	—

(1)	If Mr. Bernitsas resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Bernitsas is currently entitled to 25 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	As of December 31, 2011, Mr. Bernitsas held 8,666 unvested shares of restricted stock that were granted prior to August 30, 2011, 8,000 unvested shares of restricted stock that were granted after August 30, 2011, and unvested options to purchase 137,500 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 107,500 shares underlying Mr. Bernitsas’ unvested options by $6.13 (the closing price per share on December 30, 2011) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 8,750 options, $5.44 per share for 12,500 options, $4.58 per share for 56,250 options and $5.81 per share for 30,000 options). Options held by him having an exercise price greater than $6.13 were calculated with a zero value. The value of unvested restricted stock that would accelerate and vest in full in the event of a Change in Control, death or disability was calculated by multiplying 8,666 shares by $6.13. The value of unvested restricted stock to accelerate in the event of retirement was calculated by multiplying 8,000 shares by $6.13.

David L. Roland

Termination and Change of Control.    Mr. Roland is entitled to certain benefits under his employment agreement upon any of the following events:

•	we terminate his employment other than for cause, death or disability; or

•	Mr. Roland resigns for “good reason.”

In the above scenarios, Mr. Roland would be entitled to receive the following (less applicable withholding taxes):

•	over a one-year period, a cash amount equal to his annual base salary;

•

all incentive plan bonuses then due to him under the terms of the relevant incentive compensation plan in effect for any previous year and a prorated portion of the target incentive plan bonus that he would have been eligible to receive under any incentive compensation plan in effect with respect to the current year; and

•

continuation of insurance coverage for Mr. Roland as of the date of his termination for a period of one year at the same cost to him as prior to the termination. See “— Employment Agreements — David L. Roland” above.

Upon a “Plan Change of Control” (see “— Robert P. Peebler — Change of Control Under Equity Compensation Plans” above), all of Mr. Roland’s unvested stock options granted to him under the LTIP will become fully exercisable, and all restricted stock granted to him under the LTIP will automatically accelerate and become fully vested. Mr. Roland’s employment agreement contains no change-of-control severance payment rights.

Death, Disability or Retirement.    Upon his death or disability, all options and restricted stock that Mr. Roland holds would automatically accelerate and become fully vested. Upon his retirement, (a) all options that Mr. Roland holds would automatically accelerate and become fully vested and (b) all shares of restricted stock that Mr. Roland was granted prior to August 30, 2011 would automatically accelerate and become fully vested.

Termination by Us for Cause or by Mr. Roland Other Than for Good Reason.    Upon any termination by us for cause or any resignation by Mr. Roland for any reason other than “good reason” (as defined in his employment agreement), Mr. Roland is not entitled to any payment or benefit other than the payment of unpaid salary and possibly accrued and unused vacation pay.

Mr. Roland’s vested stock options will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Roland is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited.

Assuming Mr. Roland’s employment was terminated under each of these circumstances or a change of control occurred on December 31, 2011, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Bonus ($)(2)	Insurance Continuation ($)(3)	Value of Accelerated Equity Awards ($)(4)
Without Cause or For Good Reason	300,000	150,000	14,473	—
Change of Control (regardless of termination), Death or Disability	—	—	—	172,913
Retirement	—	—	—	142,263
Voluntary Termination	—	—	—	—

(1)	Payable over a one-year period. In addition to the listed amounts, if Mr. Roland resigns or his employment is terminated for any reason, he may be entitled to be paid for his unused vacation days. Mr. Roland is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	Represents an estimate of the target bonus payment Mr. Roland would be entitled to receive pursuant to our 2011 incentive plan. The actual bonus payment he would be entitled to receive upon his termination may be different from the estimated amount, depending on the achievement of payment criteria under the bonus plan.

(3)	The value of insurance continuation contained in the above table is the total cost of COBRA continuation coverage for Mr. Roland, maintaining his same levels of medical, dental and other insurance in effect as of December 31, 2011, less the amount of premiums to be paid by Mr. Roland for such coverage.

(4)	As of December 31, 2011, Mr. Roland held 16,666 unvested shares of restricted stock that were granted prior to August 30, 2011, 5,000 unvested shares of restricted stock that were granted after August 30, 2011, and unvested options to purchase 63,750 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 45,000 shares underlying Mr. Roland’s unvested options by $6.13 (the closing price per share on December 30, 2011) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 7,500 options, $5.44 per share for 12,500 options and $5.81 per share for 25,000 options). Options held by Mr. Roland having an exercise price greater than $6.13 were calculated with a zero value. The value of unvested restricted stock that would accelerate and vest in full in the event of a Change in Control, death or disability was calculated by multiplying 21,666 shares by $6.13. The value of unvested restricted stock to accelerate in the event of retirement was calculated by multiplying 16,666 shares by $6.13.

Ken Williamson

Mr. Williamson is not entitled to receive any contractual severance if we terminate his employment without cause. Upon a “Plan Change of Control” (see “— Robert P. Peebler — Change of Control Under Equity Compensation Plans” above), all of his unvested stock options granted to him under the LTIP will become fully exercisable and all restricted stock awards granted to him under the LTIP will automatically accelerate and become fully vested. Upon his death or disability, all options and restricted stock that Mr. Williamson holds would automatically accelerate and become fully vested. Upon his retirement, (a) all options that Mr. Williamson holds would automatically accelerate and become fully vested and (b) all shares of restricted stock that Mr. Williamson was granted prior to August 30, 2011 would automatically accelerate and become fully vested.

The vested stock options held by Mr. Williamson will remain exercisable after his termination of employment, death, disability or retirement for periods of between 180 days and one year following such event, depending on the event and the terms of the applicable stock plan and grant agreement. If Mr. Williamson is terminated for cause, all of his vested and unvested stock options and unvested restricted stock will be immediately forfeited.

Assuming his employment was terminated under each of these circumstances or a change of control occurred on December 31, 2011, his payments and benefits would have an estimated value as follows (less applicable withholding taxes):

Scenario	Cash Severance ($)(1)	Value of Accelerated Equity Awards ($)(2)
Without Cause	—	—
Change of Control (regardless of termination), Death or Disability	—	365,738
Retirement	—	273,788
Voluntary Termination	—	—

(1)	If Mr. Williamson resigns or his employment is terminated for any reason, he may be paid for his unused vacation days. Mr. Williamson is currently entitled to 20 vacation days per year. The above table assumes that there is no earned but unpaid base salary as of the time of termination.

(2)	As of December 31, 2011, Mr. Williamson held 8,666 unvested shares of restricted stock that were granted prior to August 30, 2011, 15,000 unvested shares of restricted stock that were granted after August 30, 2011, and unvested options to purchase 177,250 shares of our common stock. The value of accelerated unvested options was calculated by multiplying 151,000 shares underlying Mr. Williamson’s unvested options by $6.13 (the closing price per share on December 30, 2011) and then deducting the aggregate exercise prices for those shares (equal to $3.00 per share for 8,750 options, $2.83 per share for 25,000 options, $5.44 per share for 11,000 options, $4.58 per share for 56,250 options and $5.81 per share for 50,000 options). Options held by him having an exercise price greater than $6.13 were calculated with a zero value. The value of unvested restricted stock that would accelerate and fully vest in the event of a Change in Control, death or disability was calculated by multiplying 23,666 shares by $6.13. The value of unvested restricted stock to accelerate in the event of retirement was calculated by multiplying 8,666 shares by $6.13.

2010 Pension Benefits And Nonqualified Deferred Compensation

None of our named executive officers participates or has account balances in (i) any qualified or non-qualified defined benefit plans or (ii) in any non-qualified defined contribution plans or other deferred compensation plans maintained by us.

Equity Compensation Plan Information

(as of December 31, 2011)

The following table provides certain information regarding our equity compensation plans under which equity securities are authorized for issuance:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity Compensation Plans Approved by Stockholders
Amended and Restated 1996 Non-Employee Director Stock Option Plan	145,000	$6.61	0
2000 Long-Term Incentive Plan	133,900	$6.57	0
2003 Stock Option Plan	62,500	$12.02	79,250
2004 Long-Term Incentive Plan (“LTIP”)	6,120,950	$7.27	4,714,390
2010 Employee Stock Purchase Plan	—	—	1,392,438
GX Technology Corporation Employee Stock Option Plan	10,075	$2.49	0

Subtotal	6,472,425		6,186,078
Equity Compensation Plans Not Approved by Stockholders
Non-Employee Directors’ Retainer Plan	—	—	21,769
ARAM Systems Employee Inducement Stock Option Program	139,000	$14.10	0
Concept Systems Employment Inducement Stock Option Program	29,000	$6.42	0
GX Technology Corporation Employment Inducement Stock Option Program	150,875	$7.09	0

Subtotal	318,875		21,769

Total	6,791,300		6,207,847

Following are brief descriptions of the material terms of each equity compensation plan that was not approved by our stockholders:

Non-Employee Directors’ Retainer Plan.    In 2001, our Board adopted arrangements whereby our non-employee directors can elect to receive their annual retainer for service as a director and any retainer for serving as a committee chairman, in cash or in common stock. Any common stock issued pursuant to these arrangements is valued at the closing price of our common stock on the last trading day before their issuance. The Board reserved 100,000 of our treasury shares for issuance under these arrangements. The Board elected to forego this election right for 2009 and since then our non-employee directors have received their retainers only in cash.

ION Geophysical Corporation — ARAM Systems Employee Inducement Stock Option Program.    In connection with our acquisition of all of the capital stock of ARAM Systems, Ltd and its affiliates in September 2008, we entered into employment inducement stock option agreements with 48 key employees of ARAM as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options become exercisable in four equal installments each year with respect to 25% of the shares each on the first, second, third and fourth consecutive anniversary dates of the date of grant. The options may be sooner exercised upon the occurrence of a “change of control” of ION. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

ION Geophysical Corporation — Concept Systems Employment Inducement Stock Option Program.    In connection with our acquisition of the share capital of Concept Systems Holding Limited in February 2004, we entered into employment inducement stock option agreements with 12 key employees of Concept as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options became exercisable in four equal installments each year with respect to 25% of the shares on the first, second, third and fourth consecutive anniversary dates of the date of grant. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

ION Geophysical Corporation — GX Technology Corporation Employment Inducement Stock Option Program.    In connection with our acquisition of all of the capital stock of GX Technology Corporation in June 2004, we entered into employment inducement stock option agreements with 29 key employees of GXT as material inducements to their joining ION. The terms of these stock options are for 10 years, and the options became exercisable in four equal installments each year with respect to 25% of the shares each on the first, second, third and fourth consecutive anniversary dates of the date of grant. The number of shares of common stock covered by each option is subject to adjustment to prevent dilution resulting from stock dividends, stock splits, recapitalizations or similar transactions.

A description of our Stock Appreciation Rights Plan has not been provided in this sub-section because awards of SARs under that plan may be settled only in cash.

ITEM 2 — ADVISORY (NON-BINDING) VOTE TO APPROVE EXECUTIVE COMPENSATION

As required by Section 14A of the Exchange Act, we are asking our stockholders to approve, on an advisory basis, the compensation of our named executive officers as we have described it in the “Executive Compensation” section of this proxy statement, beginning on page 26. This advisory vote is sometimes referred to as “Say on Pay.” While this vote is not binding on our company, management and the Compensation Committee will review the voting results for purposes of obtaining information regarding investor sentiment about our executive compensation philosophy, policies and practices. If there are a significant number of negative votes, we will seek to understand the concerns that influenced the negative votes, and consider them in making decisions about our executive compensation programs in the future. At our 2011 Annual Meeting, our stockholders approved our non-binding advisory vote to approve the compensation of our executive officers, with 55% of the votes cast on the proposal voting in favor. After the meeting, we consulted with several large stockholders and certain proxy advisory firms to determine the principal reasons underlying the negative votes on the advisory executive compensation proposal. Stockholders who voted against the proposal primarily objected to four elements of our executive compensation program. Our Compensation Committee considered the results of the vote and also the specific objections expressed by our stockholders and took action to resolve each element that was described as objectionable. For a description of the issues and actions, see “See “Executive Compensation — Compensation Discussion and Analysis — Executive Summary — Principal Changes in Compensation during 2011.”

We believe that the information we have provided within the Executive Compensation section of this proxy statement demonstrates that our executive compensation program is designed appropriately and is working to ensure management’s interests are aligned with our stockholders’ interests to support long-term value creation. As described in detail under “Compensation Discussion and Analysis,” our compensation program reflects a balance of short-term incentives (including performance-based cash bonus awards), long-term incentives (including equity awards that vest over up to four years), and protective measures, such as clawback and anti-hedging policies and stock ownership guidelines, that are designed to support our long-term business strategies and drive creation of stockholder value. We believe that our program is (i) aligned with the competitive market for talent, (ii) sensitive to our financial performance and (iii) oriented to long-term incentives, in order to maintain and improve our long-term profitability. We believe our program delivers reasonable pay that is strongly linked to our performance over time relative to peer companies and rewards sustained performance that is aligned with long-term stockholder interests. Our executive compensation program is also designed to attract and to retain highly-talented executive officers who are critical to the successful implementation of our company’s strategic business plan.

We regularly evaluate the individual elements of our compensation program in light of market conditions and governance requirements and make changes as appropriate for our business. For example, in 2009 we reduced base salaries for most company employees, with the largest percentage reductions borne by our executives, including our named executive officers. In addition, our most recent employment contract with our Chief Executive Officer does not contain tax gross-ups of single trigger change of control provisions. We believe that our executive compensation program continues to drive promote superior financial performance for our company and our stockholders over the long term through a variety of business conditions.

We have regularly sought approval from our stockholders regarding portions of our compensation program that we have used to motivate, retain, and reward our executives. Since 2000, our stockholders have voted on and approved our equity compensation plans (and amendments to those plans) a total of ten times, in addition to approving our overall executive compensation program last year. Those incentive plans, including the LTIP and its predecessors, make up a significant portion of the overall compensation that we provide to our executives. Over the years, we have made numerous changes to our executive compensation program in response to stockholder input, including a number of changes and enhancements mentioned in this proxy statement. Because the vote is advisory, however, it will not be binding upon our Board of Directors or the Compensation Committee, and neither our Board nor the Compensation Committee will be required to take any action as a result of the outcome of the vote on this proposal. The Compensation Committee will carefully evaluate the outcome of the vote when considering future executive compensation arrangements. After our Annual Meeting in May 2012, our next say-on-pay vote will occur at our next Annual Meeting scheduled to be held in May 2013.

Accordingly, the Board of Directors strongly endorses the Company’s executive compensation program and recommends that stockholders vote in favor of the following advisory resolution:

RESOLVED, that the stockholders approve the compensation of the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the accompanying compensation tables and related footnotes and narrative disclosure contained in the Company’s Proxy Statement for the 2012 Annual Meeting of Stockholders.

We encourage our stockholders to closely review the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure before voting on this proposal. The Compensation Discussion and Analysis describes and explains our executive compensation policies and practices and the process that was used by the Compensation Committee of our Board of Directors to reach its decisions on the compensation of our named executive officers for 2011. It also contains a discussion and analysis of each of the primary components of our executive compensation program — base salary, annual cash incentive awards, and long-term incentive awards — and the various post-employment arrangements that we have entered into with certain of our named executive officers.

The Board of Directors recommends that stockholders vote “FOR” the advisory (non-binding) vote to approve the compensation of our named executive officers, as described in this proxy statement.

ITEM 3 — RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

We have appointed Ernst & Young LLP as our independent registered public accounting firm (independent auditors) for the fiscal year ending December 31, 2012. Services provided by Ernst & Young LLP to our company in 2011 included the examination of our consolidated financial statements, review of our quarterly financial statements, statutory audits of our foreign subsidiaries, internal control audit services, review of our registration statements filed under the Securities Act of 1933, as amended (the “Securities Act”), during 2011 and consultations on various tax and accounting matters.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent auditors for 2012.

In the event stockholders do not ratify the appointment, the appointment will be reconsidered by the Audit Committee. Regardless of the outcome of the vote, however, the Audit Committee at all times has the authority within its discretion to recommend and approve any appointment, retention or dismissal of our independent auditors.

REPORT OF THE AUDIT COMMITTEE

The following Report of the Audit Committee does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filings under the Securities Act or the Exchange Act, except to the extent ION specifically incorporates this Report by reference therein.

ION’s management is responsible for ION’s internal controls, financial reporting process, compliance with laws, regulations and ethical business standards and the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. ION’s independent registered public accounting firm is responsible for performing an independent audit of ION’s financial statements in accordance with generally accepted auditing standards and issuing a report thereon. The Board of Directors of ION appointed the undersigned directors as members of the Audit Committee and adopted a written charter setting forth the procedures and responsibilities of the Audit Committee. Each year the Audit Committee reviews its Charter and reports to the Board on its adequacy in light of applicable rules of the NYSE. In addition, each year ION furnishes a written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the Charter of the Audit Committee.

The Charter of the Audit Committee specifies that the primary purpose of the Audit Committee is to assist the Board in its oversight of: (1) the integrity of the financial statements of ION; (2) compliance by ION with legal and regulatory requirements; (3) the independence, qualifications and performance of ION’s independent registered public accountants; and (4) the performance of ION’s internal auditors and internal audit function. In carrying out these responsibilities during 2011, and early in 2012 in preparation for the filing with the SEC of ION’s Annual Report on Form 10-K for the year ended December 31, 2011, the Audit Committee, among other things:

•	reviewed and discussed the audited financial statements with management and ION’s independent registered public accounting firm;

•	reviewed the overall scope and plans for the audit and the results of the examinations of ION’s independent registered public accounting firm;

•

met with ION management periodically to consider the adequacy of ION’s internal control over financial reporting and the quality of its financial reporting and discussed these matters with its independent registered public accounting firm and with appropriate ION financial personnel and internal auditors;

•

discussed with ION’s senior management, independent registered public accounting firm and internal auditors the process used for ION’s Chief Executive Officer and Chief Financial Officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the Form 10-K and other periodic filings with the SEC;

•

reviewed and discussed with ION’s independent registered public accounting firm (1) their judgments as to the quality (and not just the acceptability) of ION’s accounting policies, (2) the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such firm’s communication with the Audit Committee concerning independence, and the independence of the independent registered public accounting firm, and (3) the matters required to be discussed with the Audit Committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 114, “Communication with Audit Committees;”

•

based on these reviews and discussions, as well as private discussions with ION’s independent registered public accounting firm and internal auditors, recommended to the Board of Directors the inclusion of the audited financial statements of ION and its subsidiaries in the 2011 Form 10-K;

•	recommended the selection of Ernst & Young LLP as ION’s independent registered public accounting firm for the fiscal year ending December 31, 2012; and

•

determined that the non-audit services provided to ION by its independent registered public accounting firm (discussed below under “Principal Auditor Fees and Services”) are compatible with maintaining the independence of the independent auditors.

The Audit Committee is the principal liaison between the Board of Directors and ION’s independent registered public accounting firm. The functions of the Audit Committee are not intended to duplicate or to certify the activities of management and the independent registered public accounting firm and are in no way designed to supersede or alter the traditional responsibilities of ION’s management and its independent registered public accountants. It is not the duty of the Audit Committee to plan or conduct audits or to determine that ION’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for ION’s financial reporting process, including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. ION’s independent registered public accounting firm is responsible for expressing an opinion on those financial statements and on the effectiveness of ION’s internal control over financial reporting. The Audit Committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that ION’s internal control over financial reporting was effective as of December 31, 2011, and on the representations of the independent registered public accounting firm in their report on ION’s financial statements.

The Audit Committee met five times during 2011. The committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The committee’s meetings include, whenever appropriate, executive sessions with ION’s independent registered public accountants and with ION’s internal auditor, in each case without the presence of ION’s management. The Audit Committee has also established procedures for (a) the receipt, retention and treatment of complaints received by ION regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by ION’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide the Audit Committee with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, the committee’s consideration and discussions with management and the independent registered public accounting firm do not assure that ION’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of ION’s financial statements has been carried out in accordance with generally accepted auditing standards.

S. James Nelson, Jr., Chairman

Michael C. Jennings

James M. Lapeyre, Jr.

PRINCIPAL AUDITOR FEES AND SERVICES

In connection with the audit of the 2011 financial statements, we entered into an engagement agreement with Ernst & Young LLP that sets forth the terms by which Ernst & Young LLP would perform audit services for our company. The following two tables show the fees billed to us or accrued by us for the audit and other services provided by Ernst & Young LLP, for 2011 and 2010:

	2011	2010
Audit Fees(a)	$1,858,000	$2,142,000
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees(b)	2,000	32,000

Total	$1,860,000	$2,174,000

(a)	Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of the effectiveness of internal control over financial reporting, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards.

(b)	All other fees include licensing fees related to accounting research software and due diligence work in 2010.

Our Audit Committee Charter provides that all audit services and non-audit services must be approved by the committee or a member of the committee. The Audit Committee has delegated to the Chairman of the committee the authority to pre-approve audit, audit-related and non-audit services not prohibited by law to be performed by our independent auditors and associated fees, so long as (i) the estimate of such fees does not exceed $50,000, (ii) the Chairman reports any decisions to pre-approve those services and fees to the full Audit Committee at a future meeting and (iii) the term of any specific pre-approval given by the Chairman does not exceed 12 months from the date of pre-approval.

All non-audit services were reviewed with the Audit Committee or the Chairman, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of such firm’s independence in the conduct of its auditing functions.

Other Matters

A representative of Ernst & Young LLP will be available at the annual meeting, will be afforded an opportunity to make a statement if he/she desires to do so and will be available to respond to appropriate questions.

This proxy statement has been approved by the Board of Directors and is being mailed and delivered to stockholders by its authority.

David L. Roland

Senior Vice President, General Counsel

and Corporate Secretary

Houston, Texas

April 20, 2012

The 2011 Annual Report to Stockholders includes our financial statements for the fiscal year ended December 31, 2011. We have mailed the 2011 Annual Report to Stockholders with this proxy statement to all of our stockholders of record. The 2011 Annual Report to Stockholders does not form any part of the material for the solicitation of proxies.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals No. 2 and No. 3.

1.	Elect the following three (3) members to the Board of Directors to serve until the 2015 Annual Meeting of Stockholders or until their respective successors are elected and qualify:	+

	For	Withhold		For	Withhold		For	Withhold

01 - R. Brian Hanson	☐	☐	02 - Hao Huimin	☐	☐	03 - James M. Lapeyre, Jr.	☐	☐

		For	Against	Abstain			For	Against	Abstain

2.	Advisory (non-binding) vote to approve the compensation of our named executive officers.	☐	☐	☐	3.	Ratification of the appointment of Ernst & Young LLP as ION’s independent registered public accounting firm (independent auditors) for 2012.	☐	☐	☐

B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.

The undersigned hereby revokes all previous proxies given. This Proxy may be revoked at any time prior to a vote thereon. Receipt of the accompanying Proxy Statement and Annual Report of the Company for the fiscal year ended December 31, 2011, is hereby acknowledged.

Please sign exactly as your name(s) appears on this card. If shares stand of record in the names of two or more persons or in the name of husband and wife, whether as joint tenants or otherwise, both or all of such persons should sign this Proxy. If shares are held of record by a corporation, this Proxy should be executed by the President or Vice President and the Secretary or Assistant Secretary, and the corporate seal should be affixed thereto. Executors or administrators or other fiduciaries who execute this Proxy for a deceased stockholder should give their full title. Please date the Proxy.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

Proxy — ION Geophysical Corporation

PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 23, 2012

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The afore signed hereby appoints James M. Lapeyre, Jr. and R. Brian Hanson, and each of them, with full power of substitution to represent the afore signed and to vote all of the shares of Common Stock in ION Geophysical Corporation (the “Company”), a Delaware corporation, that the afore signed is entitled to vote at the Annual Meeting of Stockholders of the Company to be held on May 23, 2012, and at any adjournment or postponement thereof (1) as hereinafter specified upon the proposals listed on the reverse side and as more particularly described in the Proxy Statement of the Company (the “Proxy Statement”) dated April 20, 2012, and (2) in their discretion upon such other matters as may properly come before the meeting or any adjournment thereof.

ALL SHARES OF COMMON STOCK REPRESENTED HEREBY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, SUCH SHARES WILL BE VOTED FOR THE NOMINEES LISTED IN PROPOSAL NO. 1 AND FOR PROPOSALS NO. 2 AND NO. 3.

PLEASE DATE, SIGN AND MAIL YOUR PROXY CARD IN THE ENVELOPE PROVIDED AS SOON AS POSSIBLE!